UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2022

Graybug Vision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39538	45-2120079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

203 Redwood Shores, Suite 620 Redwood City, California	94065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 487-2800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GRAY	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement and Transaction

On November 21, 2022, Graybug Vision, Inc., a Delaware corporation (“Graybug”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with CalciMedica, Inc., a Delaware corporation (“CalciMedica”), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies for serious inflammatory diseases with high unmet need, and Camaro Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Graybug (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will be merged with and into CalciMedica, with CalciMedica surviving such merger as a wholly owned subsidiary of Graybug (the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the time the Merger closes (the “Effective Time”): (i) each share of CalciMedica capital stock outstanding immediately prior to the Effective Time (excluding any shares held as treasury stock by CalciMedica or held or owned by Graybug, Merger Sub or any subsidiary of Graybug or CalciMedica and any dissenting shares), after giving effect to the automatic conversion of each share of CalciMedica preferred stock into shares of CalciMedica common stock immediately prior to the Effective Time in accordance with the relevant provisions of CalciMedica’s organizational documents (the “Preferred Stock Conversion”), the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica capital stock immediately prior to the Closing in accordance with their terms (the “CalciMedica Warrant Exercises”) and the conversion of CalciMedica convertible promissory notes, as may be amended, into CalciMedica common stock pursuant to their terms (the “Convertible Note Conversion”), will be automatically converted solely into the right to receive a number of shares of Graybug common stock (the “Shares”) equal to the Exchange Ratio (as defined in the Merger Agreement), with any fractional share issuable to a holder aggregated with all other fractional shares issuable to such holder and rounded up to the nearest whole share of Graybug common stock; (ii) each option to purchase shares of CalciMedica common stock (each, a “CalciMedica Option”) that is outstanding and unexercised immediately prior to the Effective Time under CalciMedica’s Amended and Restated 2006 Stock Plan, as amended (the “CalciMedica Plan”), whether or not vested, will be converted into and become an option to purchase Graybug common stock, and Graybug will assume the CalciMedica Plan and each such CalciMedica Option in accordance with the terms of the CalciMedica Plan and the terms of the stock option agreement by which such CalciMedica Option is evidenced; and (iii) each warrant to purchase shares of CalciMedica capital stock (each, a “CalciMedica Warrant”) that is outstanding and unexercised immediately prior to the Effective Time, after giving effect to the Preferred Stock Conversion, the CalciMedica Warrant Exercises and the Convertible Note Conversion, will be converted into and become a warrant to purchase Graybug common stock and Graybug will assume each such CalciMedica Warrant in accordance with its terms.

Based on a CalciMedica valuation of $100,000,000 and a Graybug valuation of $40,000,000, the equity holders of Graybug immediately prior to the Effective Time are expected to own approximately 28.6% of the aggregate number of outstanding shares of Graybug common stock immediately after the Effective Time and the equity holders of CalciMedica immediately prior to the Effective Time (including the Purchasers in the Private Placement, as described below) are expected to own approximately 71.4% of the aggregate number of outstanding shares of Graybug common stock immediately after the Effective Time, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants, subject to certain assumptions, including, but not limited to, Graybug’s net cash at the closing of the Merger (the “Closing”) being $25 million. The percentage of the combined company that each party’s equity holders will own following the Closing is subject to certain adjustments as described in the Merger Agreement, including the amount of Graybug’s net cash at Closing.

Following the Closing, A. Rachel Leheny is expected to serve as the Chief Executive Officer of the combined company. Additionally, following the Closing, the board of directors of the combined company is expected to consist of seven directors with five members designated by CalciMedica’s directors and two members designated by Graybug’s directors.

The Merger Agreement contains customary representations, warranties and covenants made by CalciMedica and Graybug, including customary non-solicitation restrictions.

In connection with the Merger, Graybug will prepare, file and mail a proxy statement and seek the approval of its stockholders to, among other things, approve (i) an amendment of Graybug’s certificate of incorporation to effect a reverse stock split of all outstanding shares of Graybug common stock at a reverse stock split to be mutually agreed upon by Graybug and CalciMedica and (ii) the issuance of Graybug common stock or other securities of Graybug that represent (or are convertible into) more than 20% of the shares of Graybug common stock outstanding immediately prior to the Merger in connection with the transactions contemplated by the Merger Agreement and the change of control of Graybug resulting from such transactions pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (collectively, the matters contemplated by the foregoing clauses (i) and (ii), the “Transaction Proposal”) and (iii) the adoption of the Graybug 2023 Equity Incentive Plan and the Graybug 2023 Employee Stock Purchase Plan (collectively with the Transaction Proposal, the “Graybug Stockholder Proposals”).

The Closing is subject to certain customary closing conditions, including: (i) the required approvals by the parties’ stockholders; (ii) the accuracy of the representations and warranties, subject to certain materiality qualifications; (iii) compliance by the parties with their respective covenants; (iv) no law or order preventing the Merger and related transactions; (v) the shares of Graybug common stock to be issued in the Merger being approved for listing on the Nasdaq Stock Market (subject to official notice of issuance); (vi) the CalciMedica stockholders not having exercised statutory appraisal rights; and (vii) Graybug’s net cash as of the anticipated closing date as finally determined being no less than $18,000,000.

The Merger Agreement contains certain customary termination rights, including: (i) the right of either Graybug or CalciMedica to terminate the Merger Agreement if Graybug’s stockholders fail to adopt and approve the Transaction Proposal; and (ii) the right of CalciMedica to terminate the Merger Agreement if the board of directors of Graybug (the “Board”) changes or withdraws its recommendation in favor of the Transaction Proposal or Graybug enters into any letter of intent or similar document relating to any acquisition proposal in violation of the terms of the Merger Agreement.

Upon termination of the Merger Agreement by CalciMedica or Graybug in certain circumstances, a termination fee of $1 million may be payable by CalciMedica to Graybug or by Graybug to CalciMedica. Additionally, in the event of a termination under certain circumstances by Graybug to enter into an alternative superior transaction, a termination fee of $1.5 million may be payable by Graybug to CalciMedica. Graybug has also agreed to reimburse CalciMedica for up to $1 million in expenses if the Merger Agreement is terminated by either Graybug or CalciMedica due to the failure to obtain the approval of the Graybug Stockholder Proposals from Graybug’s stockholders, with such reimbursement credited against any termination fee received by CalciMedica from Graybug. Graybug has also agreed to reimburse CalciMedica for up to $250,000 in expenses if the Merger Agreement is terminated by Graybug under certain circumstances to enter into an alternative superior transaction.

The Shares to be issued in the Merger will be offered and sold in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Appropriate restrictive legends will be affixed to the Shares.

Support Agreements

Concurrently with the execution of the Merger Agreement, the executive officers, directors and certain stockholders of Graybug entered into support agreements (the “Graybug Support Agreements”) in favor of CalciMedica relating to the Merger representing approximately 45% of Graybug’s outstanding shares of common stock as of immediately prior to the date of the Merger Agreement. The Graybug Support Agreements provide, among other things, that such officers, directors and stockholders will vote all of their shares of Graybug common stock: (i) in favor of adopting the Merger Agreement and approving the Merger, the Graybug Stockholder Proposals, and the other transactions and actions contemplated by the Merger Agreement, (ii) against any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger and (iii) against any acquisition proposal with respect to Graybug or Merger Sub.

Concurrently with the execution of the Merger Agreement, the executive officers, directors and certain stockholders of CalciMedica entered into support agreements (the “CalciMedica Support Agreements”) in favor of Graybug relating to the Merger representing approximately 86% of the outstanding shares of CalciMedica capital stock as of immediately prior to the date of the Merger Agreement. The CalciMedica Support Agreements provide, among other things, that such officers, directors and stockholders will vote all of their shares of CalciMedica capital stock: (i) in favor of adopting the Merger Agreement and approving the Merger, the Company Stockholder Matters (as defined in the Merger Agreement), and the other transactions and actions contemplated by the Merger Agreement, (ii) against any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger and (iii) against any acquisition proposal with respect to CalciMedica.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, the executive officers, directors and certain stockholders of CalciMedica representing approximately 86% of the outstanding shares of CalciMedica capital stock as of immediately prior to the date of the Merger Agreement entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which they accepted certain restrictions on transfers of the shares of Graybug common stock held by such executive officer, director or stockholder for the 180 day period following the Effective Time. Pursuant to the terms of the Merger Agreement, each executive officer and director of Graybug expected to continue as an executive officer or director of the combined company will also be required to enter into the Lock-Up Agreements.

The foregoing descriptions of the Merger Agreement, the Graybug Support Agreement, the CalciMedica Support Agreement and the Lock-Up Agreement, are not complete and are qualified in their entirety by reference to those agreements, which are attached hereto as Exhibits 2.1, 10.1, 10.2, 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Private Placement

On November 21, 2022, CalciMedica entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Purchasers will purchase an aggregate of approximately $10,340,662 shares of CalciMedica common stock (the “Private Placement Shares”) and CalciMedica has agreed to grant the Purchasers certain registration rights with respect to such shares (the “Private Placement”). The Private Placement is expected to close immediately prior to the Closing. CalciMedica has agreed to use commercially reasonably efforts to prepare and file a registration statement with the Securities and Exchange Commission (“SEC”) as soon as practicable following the Closing but in no event later than the 90th day following the Closing to register the resale of the Private Placement Shares.

Item 8.01	Other Events.

Press Release

On November 21, 2022, Graybug and CalciMedica issued a joint press release announcing the execution of the Merger Agreement. The press release is attached hereto as Exhibit 99.1.

The press release contains statements intended as “forward-looking statements,” which are subject to the cautionary statements about forward-looking statements set forth therein.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements which include, but are not limited to, statements regarding expected timing, completion, effects and potential benefits of the proposed Merger and the transactions contemplated by the Merger Agreement, including the Private Placement; the expected cash and cash equivalents of the combined company at closing; the expected ownership percentages in the combined company; the expected management team and board of directors of the combined company; and the design and potential benefits of Auxora. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Graybug’s and CalciMedica’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the Merger and the transactions contemplated by the Merger Agreement in a timely manner or at all; the satisfaction (or waiver) of closing conditions to the consummation of the Merger, including but not limited to those with respect to: the approval of Graybug’s stockholders; potential delays in consummating the Merger, the ability of the combined company to timely and successfully achieve the anticipated benefits of the Merger; and the impact of health epidemics, including the COVID-19 pandemic, or fluctuations in global financial markets on the parties’ respective businesses and the actions the parties may take in response thereto; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on Graybug’s or CalciMedica’s business relationships, operating results and business generally; costs related to the Merger; the outcome of any legal proceedings that may be instituted against Graybug, CalciMedica or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby and the ability to obtain and maintain regulatory approval for Auxora. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Graybug’s most recent filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on Graybug’s web page at https://investors.graybug.vision/ under the “SEC Filings” section.

The forward-looking statements included in this communication are made only as of the date hereof. Graybug assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Important Additional Information

In connection with the Merger, Graybug intends to file with the SEC preliminary and definitive proxy statements relating to the proposed Merger and any other relevant documents. The definitive proxy statement will be mailed to Graybug’s stockholders determined as of a record date, which is to be established for voting on the proposed Merger and any other matters to be voted on at the special meeting. Before making any voting decision, Investors and security holders are urged to read the preliminary and definitive proxy statements, any amendments or supplements thereto, and any other documents to be filed with the SEC in connection with the proposed Merger or incorporated by reference in the proxy statements when they become available because they will contain important information about Graybug, CalciMedica and the proposed Merger. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s web site at www.sec.gov, on Graybug’s website at https://investors.graybug.vision/ or by contacting Graybug’s Investor Relations via email at IR@graybug.vision or by telephone at (650) 487-2409.

Participants in the Solicitation

Graybug and its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from the stockholders of Graybug in connection with the proposed Merger and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive proxy statements (when available). Additional information regarding such directors and executive officers is included in Graybug’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Graybug’s stockholders in connection with the proposed Merger and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive proxy statements (when available) for the Merger.

These documents are available free of charge as described in the preceding paragraph.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization, dated November 21, 2022, by and among the CalciMedica, Inc., Camaro Merger Sub, Inc. and Graybug Vision, Inc.*

10.1	Form of CalciMedica, Inc. Support Agreement, dated November 21, 2022

10.2	Form of Graybug Vision, Inc. Support Agreement, dated November 21, 2022

10.3	Form of Lock-Up Agreement, dated November 21, 2022

99.1	Joint Press Release of Graybug Vision, Inc. and CaliciMedica, Inc., dated November 21, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SECupon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAYBUG VISION, INC.

Date: November 21, 2022	By:	/s/ Frederic Guerard
Frederic Guerard, Pharm.D.
Chief Executive Officer
(Principal Executive Officer)

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

GRAYBUG VISION, INC.,

a Delaware corporation;

CAMARO MERGER SUB, INC.,

a Delaware corporation; and

CALCIMEDICA, INC.,

a Delaware corporation

Dated as of November 21, 2022

2

Exhibits:

Exhibit A	Definitions
Exhibit B-1	Form of Company Stockholder Support Agreement
Exhibit B-2	Form of Parent Stockholder Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Securities Purchase Agreement
Exhibit E	Post-Closing Officers and Directors
Exhibit F	Form of Company Stockholder Written Consent
Exhibit G	Investor Questionnaire
Exhibit H	Parent 2023 Equity Incentive Plan
Exhibit I	Parent 2023 Employee Stock Purchase Plan

Schedules:

Schedule I	Parent Net Cash
Schedule II	Parent Allocation Percentage

3

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of November 21, 2022, by and among GRAYBUG VISION, INC., a Delaware corporation (“Parent”), CAMARO MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and CALCIMEDICA, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.     Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B.     The Parties intend that, (i) for U.S. federal and applicable state and local income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (the “Intended Tax Treatment”), and (ii) this Agreement is, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C.     The Parent Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of Parent and other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters.

D.     The Merger Sub Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.     The Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

F.     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) the officers, directors and stockholders of the Company listed in Section A-1 of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as stockholders of the Company), which represent at least eighty-five percent (85%) of the voting securities of the Company, are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit B-1 (the “Company Stockholder Support Agreement”) and (b) the officers, directors and stockholders of the Company listed on Section A-2 of the Company Disclosure Schedule (the “Company Lock-Up Signatories”) (solely in their capacity as stockholders of the Company) are executing lock-up agreements in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”).

G.     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed in Section A-1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent), which represent at least forty percent (40%) of the voting securities of Parent, are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B-2 (the “Parent Stockholder Support Agreement”).

H.     Prior to or concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain investors have executed the Securities Purchase Agreement, in the form attached as Exhibit D (the “Securities Purchase Agreement”), and the Registration Rights Agreement, in the form attached as Exhibit B to the Securities Purchase Agreement (the “Registration Rights Agreement”) with the Company, pursuant to which such investors have agreed to purchase shares of Company Common Stock to be issued and sold by Company pursuant to a private placement to be consummated immediately prior to the Closing, with gross proceeds of no less than $10,000,000, and the Company granted certain registration rights to such investors with respect to such shares (the “Private Placement”), subject to and in accordance with the terms of such Securities Purchase Agreement and the Registration Rights Agreement, as applicable.

I.     It is expected that within one (1) Business Day after the execution and delivery of this Agreement (a) no less than eighty-five percent (85%) of the stockholders of the Company will execute and deliver an action by written consent in substantially the form attached hereto as Exhibit F (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”) and (b) each of the Company Signatories that is a stockholder in the Company will execute an investor questionnaire in substantially the form attached hereto as Exhibit G (the “Investor Questionnaire”); provided, that no more than thirty-five (35) stockholders do not represent that they are “accredited investors” as defined in Regulation D under the Securities Act (“Regulation D”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1.    DESCRIPTION OF TRANSACTION

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

1.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, the Surviving Corporation shall file an amendment to its certificate of incorporation to change the name of the Surviving Corporation to CalciMedica Subsidiary, Inc. or such other name as shall be mutually agreed upon by Parent and the Company prior to filing such amendment;

(b)    the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to CalciMedica, Inc., (ii) as contemplated by Section 5.3(a)(i), effect the Nasdaq Reverse Split and (iii) make such other changes as shall be mutually agreed upon by Parent and the Company prior to filing such amendment;

(c)    the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified in Section 1.4(a)), until thereafter amended as provided by the DGCL and such bylaws;

(d)    the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.13 after giving effect to the provisions of Section 5.13, or such other persons as shall be mutually agreed upon by Parent and the Company; and

(e)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be determined prior to Closing by the Company.

1.5    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i)    any shares of Company Capital Stock held as treasury stock by the Company or held or owned by Parent, Merger Sub or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 1.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding any shares to be canceled pursuant to Section 1.5(a)(i) and any Dissenting Shares), after giving effect to the Preferred Stock Conversion, the Company Warrant Exercises and the Convertible Note Conversion, shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)    If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock at the Effective Time will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Parent Common Stock that a holder of Company Capital Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Common Stock issuable to such holder and any remaining fractional shares shall be rounded up to the nearest whole share.

(d)    All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.5(a).

(e)    All Company Warrants outstanding immediately prior to the Effective Time, after giving effect to the Company Warrant Exercises for the avoidance of doubt, shall be treated in accordance with Section 5.5(c).

(f)    Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(g)    If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Parent Common Stock, Company Convertible Notes, Company Options and Company Warrants with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6    Calculation of Parent Net Cash.

(a)    For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date, as agreed upon by Parent and the Company at least fifteen (15) calendar days prior to the Parent Stockholders’ Meeting, to be the anticipated date for Closing. At least ten (10) calendar days prior to the Parent Stockholders’ Meeting, Parent shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Parent Net Cash (the “Net Cash Calculation”) as of the Anticipated Closing Date, prepared and certified by Parent’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer of Parent). Parent shall make available to the Company the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by the Company.

(b)    Within three (3) calendar days after delivery of the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c)    If on or prior to the Response Date, the Company (i) notifies Parent in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in Section 1.6(b) then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d)    If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(e)    If Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Parent Net Cash (and for the avoidance of doubt, such fees and expenses of the Accounting Firm allocated to Parent shall reduce Parent Net Cash). If this Section 1.6(e) applies as to the determination of Parent Net Cash at the Anticipated Closing Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Parent Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date.

1.7    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates or book-entry shares representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (including any certificates representing the Company Preferred Stock, Company Convertible Notes and Company Warrants that were converted or exercised in connection with the Preferred Stock Conversion, Convertible Note Conversion or Company Warrant Exercises, as appliable) (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8    Surrender of Certificates.

(a)    On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a). The Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for shares of Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (including a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable): (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes an obligation of such owner to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or similar Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates.

(c)    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss, theft or destruction in lieu thereof in accordance with this Section 1.8 together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e)    No Party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(f)    All shares of Parent Common Stock issued pursuant to this Agreement shall bear a legend (and Parent will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Common Stock with respect to book-entry shares, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

1.9    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL or California Law, as applicable (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL or California Law, as applicable, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL or California Law, as applicable. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL or California Law, as applicable (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.8.

(b)    The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to participate in such negotiations and proceedings. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.10    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.11    Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) or (b) as disclosed in Amendment No. 2 to the draft registration statement on Form S-1 of the Company confidentially submitted by the Company to the SEC on May 22, 2022 (the “DRSA”) (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the DRSA (x) shall not be deemed disclosed for the purposes of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5 or Section 2.6; and (y) shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from a reading of the DRSA that it is applicable to such section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1    Due Organization; Subsidiaries.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(b)    The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)    The Company has no Subsidiaries and does not own (and has not owned at any time during the Company’s current taxable year) any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control directly or indirectly, any Entity.

(d)    The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed to, is not obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2    Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in material breach or violation of its Organizational Documents.

2.3    Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to receipt of the Required Company Stockholder Vote, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by written consent in lieu of a meeting) has unanimously: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements by the parties thereto, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

2.4    Vote Required. The affirmative vote (or written consent) of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class and on an as-converted basis, (b) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a separate class and on an as-converted basis, (c) the holders of a majority of the outstanding shares of the Series C Preferred Stock of the Company, voting on an as-converted basis, (d) the holders of a majority of the outstanding shares of the Series D Preferred Stock of the Company, voting on an as-converted basis, (e) solely with respect to the termination of the Sanderling Voting Agreement, dated February 22, 2021, between the Company, each of the persons and entities listed on Exhibit A thereto and each of the persons and entities listed on Exhibit B thereto (the “Sanderling Voting Agreement”), the Requisite Voting Investors and the Sanderling Entities (each as defined in the Sanderling Voting Agreement), (f) solely with respect to the termination of the Eighth Amended and Restated Investors’ Rights Agreement, dated February 22, 2021, by and among the Company and the persons and entities listed on Exhibit A thereto “Investors’ Rights Agreement”) and the approval of the Registration Rights Agreement, the Holders holding a majority of the Registrable Securities (each as defined in the Investors’ Rights Agreement), (g) solely with respect to the termination of the Management Rights Letter, dated May 20, 2020, by and between the Company and Valence Investments SPV IV, LLC, Valence Investments SPV IV, LLC, (h) solely with respect to the termination of the Management Rights Letter, dated May 20, 2020, by and between the Company and Sanderling Venture Partners VI, LP, Sanderling Venture Partners VI, LP, (i) solely with respect to the termination of the Management Rights Letter, dated May 20, 2020, by and between the Company and Bering Partners II, L.P., Bering Partners II, L.P., (j) solely with respect to the termination of the Management Rights Letter, dated February 22, 2021, by and between the Company and Global Health Science Fund II, L.P., Global Health Science Fund II, L.P., (k) solely with respect to the termination of the Management Rights Letter, dated March 4, 2021, by and between the Company and Quark Venture Inc., Quark Venture Inc., and (l) solely with respect to the waiver of certain rights required to consummate the Private Placement, (i) the holders of a majority of the outstanding shares of Series A Preferred Stock, (ii) the holders of a majority of the outstanding shares of Series B Preferred Stock, (iii) the holders of a majority of the outstanding shares of Series C-1 Preferred Stock, (iv) the holders of a majority of the outstanding shares of Series C-2 Preferred Stock and (v) the holders of a majority of the outstanding shares of Series D Preferred Stock (collectively, the “Required Company Stockholder Vote”) is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5     Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL and, if and to the extent required, subject to making all filings and notifications as may be required in connection with the transactions described herein under the HSR Act and, if required, the expiration of the waiting period thereunder, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of the Company;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default or loss of a benefit (with or without notice or lapse of time, or both) under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) first offer or first refusal under, cancel, terminate or modify, any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset or right owned or used by the Company or the Surviving Corporation (except for Permitted Encumbrances).

Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or the HSR Act, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

2.6    Capitalization.

(a)    The authorized Company Capital Stock as of the date of this Agreement consists of (i) 197,730,086 shares of Company Common Stock, of which 2,922,098 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 150,170,665 shares of Company Preferred Stock, of which 84,820,880 have been issued and are outstanding as of the date of this Agreement, consisting of 25,751,716 shares designated as Series A Preferred Stock, all of which are issued and outstanding, 11,235,460 shares designated as Series B Preferred Stock, 10,667,279 of which are issued and outstanding, 8,016,886 shares of Series C-1 Preferred Stock, all of which are issued and outstanding, 16,291,526 shares designated as Series C-2 Preferred Stock, 13,504,959 of which are issued and outstanding, and 88,875,077 shares of Series D Preferred Stock, 26,880,040 of which are issued and outstanding. In addition, there are Company Warrants to acquire 896,970 shares of Company Common Stock, an amount of shares of Company Common Stock that is calculable at a future date in accordance with the Company Bridge Warrants and as described in Section 2.6(a)(B) of the Company Disclosure Schedule, 568,181 shares of Series B Preferred Stock, 2,786,567 shares of Series C-2 Preferred Stock and 8,063,998 shares of Series D Preferred Stock. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement (A) each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder; and (B)(1) each holder of issued and outstanding warrants to purchase Company Capital Stock, (2) the number and type of shares subject to each Company Warrant, (3) the exercise price of each Company Warrant and (4) the termination date of each Company Warrant.

(b)    All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor

Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. None of the outstanding shares of Company Capital Stock held by current or former Company employees or other service providers are subject to any repurchase or forfeiture rights held by the Company. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c)    Except for the Company Plan, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 27,574,854 shares of Company Common Stock for issuance under the Company Plan, of which 575,137 shares have been issued and are currently outstanding, 25,678,632 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and 1,321,085 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Company Option is “early exercisable”. The Company has made available to Parent accurate and complete copies of the Company Plan and the form of the stock option agreements evidencing outstanding Company Options granted thereunder. Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, all stock option agreements evidencing outstanding Company Options are consistent with the Company’s standard form of stock option agreements. Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, no vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(d)    Section 2.6(d) of the Company Disclosure Schedule sets forth the following information with respect to each convertible promissory note of the Company (each, a “Company Convertible Note”) outstanding as of the date of this Agreement: (i) the name of the holder, (ii) the issue date, (iii) the principal amount, (iv) the interest rate, (v) the maturity date and (vi) the number, class and series of Company Capital Stock into which such Company Convertible Note shall convert in connection with the Closing.

(e)    Except for Company Warrants, the outstanding shares of Company Preferred Stock, the Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule and the Company Convertible Notes set forth in Section 2.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(f)    All outstanding shares of Company Common Stock and Company Preferred Stock, Company Options, Company Warrants, Company Convertible Notes and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

(g)    The Company does not have more than thirty-five (35) stockholders that are not “accredited investors” as defined in Regulation D and each stockholder who is not an accredited investor either alone or with such stockholder’s purchaser representative(s) has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the Merger.

2.7    SEC Filing; Financial Statements.

(a)    The Company has delivered to Parent an accurate and complete copy of the DRSA. As of the time it was submitted to the SEC, the DRSA complied in all material respects with the requirements of the Securities Act applicable to a registration statement on Form S-1 confidentially submitted to the SEC, and, as of the time it was submitted, the DRSA did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided to Parent a true and complete copy of all comments of the SEC on the DRSA (and on any prior draft registration statement submitted by the Company to the SEC), and the Company’s responses thereto.

(b)    Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of (i) the Company’s audited balance sheets at December 31, 2021, 2020 and 2019, together with related audited statements of operations, stockholders’ deficit and cash flows, and notes thereto, of the Company for the fiscal years then ended and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of operations, stockholders’ deficit and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material); and (iii) fairly present, in all material respects, the financial position and operating results of the Company as of the dates indicated therein and the results of operations and cash flows of the Company for the periods covered thereby. Other than as expressly disclosed in the DRSA, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(c)    The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(d)    Section 2.7(d) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as described in Instruction 7 to Item 303(b) of Regulation S-K as promulgated under the Securities Act) effected by the Company since January 1, 2019, if any.

(e)    Since January 1, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2019, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(f)    The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and audit committee (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

2.8    Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule and reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by a Governmental Body in connection with the COVID-19 pandemic, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9    Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Company Material Contracts which have not resulted from a breach of such Company Material Contracts or violation of Law; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.

2.10    Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11    Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

2.12    Intellectual Property.

(a)    Section 2.12(a) of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, registration or grant number and (iv) owner(s), for each item of Registered IP within the Company Controlled IP (the “Company Owned Registered IP”). To the Company’s Knowledge, each of the patents and patent applications included in the Company Owned Registered IP properly identifies by name each inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. Except as set forth in Section 2.12(a) of the Company Disclosure Schedule: (A) To the Company’s Knowledge, the Company Owned Registered IP is valid, enforceable and subsisting, (B) none of the Company Owned Registered IP has been misused, withdrawn, cancelled or abandoned, and (C) all application, registration, issuance, renewal and maintenance fees due for the Company Owned Registered IP having a due date on or before the date hereof have been paid in full and are current, except where the failure to do so would not be reasonably expected to have a material and adverse effect on the Company. With respect to each item of Company Owned Registered IP and each patent application from which such Company Owned Registered IP claims priority, all statements made and information presented to the applicable patent office by or on behalf of the Company or any inventor thereof, or their respective patent counsel, during the prosecution thereof are accurate and complete and comply with 37 CFR 1.56, except where the failure to do so would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Company’s Knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Company Owned Registered IP is being or has been contested or challenged, except as would not be reasonably expected to have, individually or in the aggregate a material and adverse effect on the Company. Section 2.12(a) of the Company Disclosure Schedule identifies all Company Products that are currently being developed or proposed to be developed as of the date hereof. All such Company Products are covered by Company Owned Registered IP identified in Section 2.12(a) of the Company Disclosure Schedule. No Boston Children’s Hospital f/k/a CBR Institute for Biomedical Research (“CBRI”) assays, Trade Secrets or Intellectual Property Rights were used that would enable a Company Product to be classified as a Licensed Product under the CBRI License Agreement in the discovery, identification, research, testing, development or evaluation of any such Company Product. The Company has not received any written notice or other written communication from CBRI alleging that the Company has used any such assays, Trade Secrets or Intellectual Property Rights in the discovery, research, testing, development or evaluation of any such Company Product or requesting the confirmation thereof.

(b)    The Company solely owns all right, title and interest in and to all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances and, to the Company’s Knowledge, has the right, pursuant to a written Company In-bound License to use all other material Intellectual Property Rights used by the

Company in its business as currently conducted and proposed to be conducted as of the date hereof. To the Company’s Knowledge, the Company IP and the Intellectual Property Rights licensed to the Company pursuant to a Company In-bound License (the “Company In-Licensed IP”) are all the Intellectual Property Rights necessary to operate the business of the Company as currently conducted and as proposed to be conducted as of the date hereof. No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP, and each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid, enforceable written agreement containing a present assignment of all of such Company Associate’s rights in such material Company IP to the Company (without further payment being owed to any such Company Associate and without any restrictions or obligations on the Company’s ownership or use thereof) and confidentiality provisions protecting the Company IP, which, to the Company’s Knowledge, has not been materially breached by such Company Associate. Without limiting the foregoing, the Company has taken commercially reasonable steps to protect, maintain and enforce all Company IP and Company In-Licensed IP, including the secrecy, confidentiality and value of Trade Secrets and other confidential information therein, and to the Company’s Knowledge there have been no unauthorized disclosures of any Company IP or Company In-Licensed IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will conflict with, alter or impair any of the Company’s rights in or to any Company IP or Company In-Licensed IP or cause any payments of any kind to be due or payable to any Person, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company. The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets that are material to the Company. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the knowledge of the Company, has been disclosed to any Company Associate or any other Person, other than pursuant to Contracts containing provisions restricting the disclosure and use of such Trade Secret. The Company has not granted to any third party any exclusive licenses to any material Company IP.

(c)    No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Company Controlled IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Company Controlled IP or the right to receive royalties or other consideration for the practice of such Company Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company.

(d)    Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted or proposed to be conducted as of the date hereof (each a “Company In-bound License”) other than clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company or (ii) grants to any third party a license, option, covenant not to sue or other right under any material Company IP or any material Company In-Licensed IP (each a “Company Out-bound License”) other than clinical trial agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited solely to such service providers performance of services for the Company, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company). Neither the Company nor, to the Company’s Knowledge, any other party to any Company In-bound License or Company Out-bound License has breached or is in breach of any of its obligations under any Company In-bound License or Company Out-bound License.

(e)    To the Company’s Knowledge, (i) the operation of the business of the Company as currently conducted or as proposed to be conducted as of the date hereof, including the Company’s design, manufacture, provision, use and sale of any Company Products (including the use or sale of any Company Products by any customer or distributor of the Company, whether alone or in combination with other third party product(s)), has not infringed, misappropriated or violated, and does not and will not infringe, misappropriate or violate any enforceable Intellectual Property Right owned by any other Person other than Parent and its Affiliates; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Company’s Knowledge, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Controlled IP. Since January 1, 2019, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)    None of the Company IP or, to the Company’s Knowledge, any Company Controlled IP is subject to any pending or outstanding injunction, directive, order, decree, settlement, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company Controlled IP or otherwise would reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Company Controlled IP. The execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause, or otherwise result in: (i) a loss or impairment of, or Encumbrance on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under, any Contract governing any Company IP, any Company In-bound License or any Company Out-bound License, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company; (iii) the release, disclosure, or delivery of any Company Controlled IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person (other than Parent, Merger Sub or any of their respective Affiliates) of any license, protection (including any covenant not to sue or assert), or other right or interest under, to or in any of the Company IP, Company In-Licensed IP or Company Products, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company.

(g)    The Company and the operation of the Company’s business comply and have complied in all material respects with all (i) applicable Privacy Laws; and (ii) Company Privacy Policies. The Company has, at all times: (i) had a valid legal basis for its processing Personal Data; (ii) provided adequate privacy notices to, and obtained any consents from, individuals for the processing of Personal Data as processed by or for the Company; (iii) not sold Personal Data, including as defined under any Privacy Laws; and (iv) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Data.

(h)    To the Company’s Knowledge, since January 1, 2019, there have been (i) no unauthorized security incidences, including malware, ransomware, virus, compromise of credentials, successful denial-of-service attack, unauthorized intrusion, violation of any security policy, breach or unauthorized access in relation to Personal Data, the Company’s databases, or confidential information, and to the Company’s Knowledge is not threatened, (ii) no violations of any security policy of the Company regarding any Personal Data, (iii) no unauthorized processing, access or unauthorized use of any Personal Data or confidential information used in the business of the Company and (iv) no unintended or improper disclosure of any Personal Data or confidential information in the possession, custody or control of the Company, or a contractor or agent acting on behalf of the Company ((i) through (iv), collectively a “Breach Incident”) except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No circumstance has arisen in which: (i) Privacy Laws or Company Privacy Policies would require the Company to notify a Governmental Body or any other Person of a Breach Incident or (ii) applicable guidance or codes or practice promulgated under Privacy Laws or Company Privacy Policies would recommend the Company to notify a Governmental Body or any other Person of a Breach Incident.

(i)    The Company is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company Controlled IP.

2.13    Agreements, Contracts and Commitments.

(a)    Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (other than any Company Benefit Plans) (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)    each Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act (assuming the Company was subject to the public reporting requirements of the Exchange Act);

(ii)    each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii)    each Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions, (C) marketing or distribution rights related to any products or territory, (D) any exclusivity provision, (E) any agreement to purchase minimum quantity of goods or services, (F) granting to any Person a right of first refusal, a right of first negotiation or a right of first offer, in each case, to purchase, acquire, sell, exclusively license or dispose of any material assets or properties of the Company or granting to any Person an option to purchase, acquire, sell, exclusively license or dispose of any assets or properties that are material to the Company, or (G) any material non-solicitation provisions applicable to the Company;

(iv)    each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without material penalty;

(v)    each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi)    each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any material assets of the Company (other than licenses to Intellectual Property Rights under Contracts set forth in Section 2.13(a)(xi) of the Company Disclosure Schedule) or any loans or debt obligations with officers or directors of the Company;

(vii)    each Contract: (A) that is a dealer or distribution agreement (identifying any that contain exclusivity provisions); (B) involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) that is a joint marketing, alliance, joint venture, cooperation, collaboration or development agreement; (D) under which the Company has continuing obligations to develop or market any product, technology or service, or pursuant to which the Company has obligations to develop any Intellectual Property Rights that are not or will not be owned, in whole or in part, by the Company; (E) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;

(viii)    each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(ix)    each Company Real Estate Lease;

(x)    each Contract with any Governmental Body;

(xi)    each Company Out-bound License (other than clinical trial agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited to such service providers performance of services for the Company, non-disclosure agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company) and Company In-bound License (other than clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company);

(xii)    each Contract under which any third party develops any material Intellectual Property Rights for the Company, other than individual consulting agreements that are substantially on the Company’s form of consulting agreement made available to Parent;

(xiii)    each Contract containing any royalty, “earn-out”, dividend or similar contingent payment arrangement, including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based on the revenues, income or profits of the Company; or

(xiv)    any other Contract (A) which involves payment or receipt by or obligations for the Company of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company.

(b)    The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. As of the date of this Agreement, none of the Company nor, to the Company’s Knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which, in each case, would reasonably be expected to be material and adverse to the Company or its business or operations. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any amount paid or payable to the Company or under any Company Material Contract or any other term or provision of any Company Material Contract, which would reasonably be expected to be material and adverse to the Company or its business or operations.

2.14    Compliance; Permits; Restrictions.

(a)    The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act and the regulations issued thereunder (collectively, the “FDCA”) by the U.S. Food and Drug Administration (“FDA”), the Public Health Service Act and its implementing regulations (“PHSA”) and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the research, development, pre-clinical and clinical testing, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. As of the date of this Agreement, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Company’s Knowledge, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Company’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company holding Company Permits as of the date of this Agreement and immediately prior to the Effective Time.

(c)    As of the date of this Agreement, there are no proceedings pending or, to the Company’s Knowledge, threatened with respect to an alleged material violation by the Company of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. The Company is not currently conducting or addressing, and to the Company’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls or clinical holds.

(d)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2019, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Company’s Knowledge, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or any of its current products or product candidates have participated.

(e)    As of the date of this Agreement, there has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against the Company or any of its officers and employees, and the Company has no liability for failure to comply with the FDCA, PHSA, or other similar Laws. To the Company’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.

(f)    The Company is not the subject of any pending or, to the Company’s Knowledge, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Company’s Knowledge, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(g)    None of the Company or any of its officers, employees or, to the Company’s Knowledge, agents, has been convicted of any crime or engaged in any conduct that could result in (i) debarment or exclusion under 21 U.S.C. Section 335a, as amended; (ii) disqualification from participating in clinical trials pursuant to 21 C.F.R. Section 312.70, as amended; (iii) disqualification as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended; (iv) exclusion, debarment or suspension from or otherwise becomes ineligible to participate in a “Federal health care program” as such term is defined in 42 U.S.C. Section 1320a-7b(f), including under 42 U.S.C. Section 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessment or threat of assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003; or (vi) inclusion on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Company’s Knowledge, threatened against the Company or any of its officers, employees or agents.

(h)    The Company has materially complied with all applicable Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time (collectively, “HIPAA”). The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company, where required, has created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. As of the date of this Agreement, the Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with Company. The Company is not currently submitting, receiving and handling transactions that are governed by the Standard Transaction Rule. All capitalized terms in this Section 2.14(h) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

2.15    Legal Proceedings; Orders.

(a)    As of the date of this Agreement, except as set forth in Section 2.15(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since January 1, 2019, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c)    There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Company’s Knowledge, no officer or employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16    Tax Matters.

(a)    Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, the Company has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is subject to taxation by that jurisdiction.

(b)    All material amounts of income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)    All material amounts of Taxes that the Company is or was required by Law to withhold or collect on behalf of its employees, independent contractors, equityholders, lenders, customers, or other third parties have been duly and timely withheld or collected in all material respects and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(e)    No deficiencies for income or other material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company, and the Company has not received written notice threatening any such audit, assessment or other action. Neither the Company nor any of its predecessors has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)    The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)    None of Parent, any of its Subsidiaries or the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting of the Company for Tax purposes made on or prior to the Closing Date; (ii) use of an improper method of accounting by the Company for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the

Closing Date by the Company; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date by the Company; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued by the Company on or prior to the Closing Date; or (vii) application of Section 367(d) of the Code to any transfer of intangible property by the Company on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.

(i)    The Company has never been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company has no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)    The Company (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (iii) has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k)    The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l)    The Company has not taken any action, agreed to take any action, failed to take any action and does not know of any fact, in each case that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)    The Company has not availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company) after the Closing Date.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or otherwise a predecessor to, the Company.

2.17    Employee and Labor Matters; Benefit Plans.

(a)    Section 2.17(a) of the Company Disclosure Schedule lists all material Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on the Company’s standard form that may be terminated without notice and with no penalty to the Company and other than individual Company Options or other compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by the Company or Company ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Sections 414(b) or 414(c) of the Code with any other person).

(b)    As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Body examinations, audits or investigations, voluntary compliance programs or policies, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and (viii) any written reports constituting a valuation of the Company’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm.

(c)    Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)    The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e)    Since January 1, 2016, neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Benefit Plan is sponsored by a professional employer organization.

(f)    To the Company’s Knowledge, there are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Company’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither the Company nor any Company ERISA Affiliate has any liability for any unpaid contributions with respect to any Company Benefit Plan.

(g)    Neither the Company, any Company ERISA Affiliates, nor, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, any Company ERISA Affiliates or Parent to a

material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)    No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law and neither the Company nor any Company ERISA Affiliates has made a written or oral representation promising the same.

(i)    Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will, either alone or in connection with any other event(s), (i) result in any payment becoming due to any current or former employee, director, officer, independent contractor or other service provider of the Company, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of the Company, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j)    Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k)    Each Company arrangement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects. The exercise price of each Company Option granted to a U.S. taxpayer is at least equal to the fair market value of one share of Company Common Stock, as determined by the Company Board, as of the grant date of such Company Option.

(l)    No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement or compensation by the Company for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m)    The Company does not have any Company Benefit Plan that is maintained for service providers located outside of the United States.

(n)    There has been no amendment to, announcement by Company or any Company ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any Company ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any collective bargaining agreement.

(o)    The Company is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to the Company’s Knowledge, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election.

(p)    The Company is, and since January 1, 2019 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including without limitation worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages, timely payment of wages, and legally compliant wage statements), unemployment and workers’ compensation, leaves of absence, hours of work and recordkeeping. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since January 1, 2019: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company relating to any current or former employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).

(q)    The Company is, and at all times since January 1, 2019 has been, in material compliance with the WARN Act, 29 U.S.C. § 2101 et seq., and any applicable state analogues relating to reductions in force, terminations, mass layoffs and plant closings (collectively, the “WARN Act”).

(r)    Except as would not be reasonably likely to result in a material liability to the Company or any Company Benefit Plan, with respect to each individual who currently renders services to the Company, the Company has since January 1, 2019 properly classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has properly classified him or her as overtime eligible or overtime ineligible under all applicable Laws. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(s)    There is not and has not been since January 1, 2019, nor is there or has there been since January 1, 2019 any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Company’s Knowledge, any union organizing activity, against the Company. No event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

2.18    Environmental Matters. The Company is in compliance, and since January 1, 2019 have complied, with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since January 1, 2019 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Company’s Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.

2.19    Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20    No Financial Advisors. Other than Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21    Transactions with Affiliates.

(a)    Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2019, between the Company and any (i) executive officer or director of the Company or, to the Company’s Knowledge, any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (iii) to the Company’s Knowledge, any “related person” (within the meaning of Item 404 of Regulation S-K as promulgated under the Securities Act) of any such executive officer, director or equityholder (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K as promulgated under the Securities Act (assuming the Company was subject to the public reporting requirements of the Exchange Act).

(b)    Section 2.21(b) of the Company Disclosure Schedule lists each stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22    Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has, directly or indirectly, made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has never been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.23    Disclaimer of Other Representations or Warranties. Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this

Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with, or furnished to, the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.6; and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is reasonably apparent from a reading of the applicable Parent SEC Document that it is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

3.1    Due Organization; Subsidiaries.

(a)    Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b)    Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)    Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect. If following the date hereof but prior to the Closing, the Entity(ies) identified in Section 3.1(c) of the Parent Disclosure Schedule shall be sold pursuant to an Asset Disposition, then as of the Closing, the foregoing representations and warranties shall not apply to such Entity(ies).

(d)    Neither Parent nor any of its Subsidiaries is or otherwise has been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2    Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

3.3    Authority; Binding Nature of Agreement. Parent and each of its Subsidiaries have all necessary corporate power and authority to enter into this Agreement and, subject, with respect to Parent, to receipt of the Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board has unanimously: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the authorization and issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of Parent and other actions contemplated by this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder; (y) approved and declared advisable this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to approve this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Parent Stockholder Support Agreements by the parties thereto, the Parent Board approved the Parent Stockholder Support Agreements and the transactions contemplated thereby.

3.4    Vote Required. The affirmative vote of the holders (i) of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.3(a)(i), (ii) of a majority of the votes cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.3(a)(ii), and (iii) of a majority of the votes cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.3(a)(iii) (such vote in the foregoing clauses (i) and (ii), the “Required Parent Stockholder Vote” and, collectively, such votes in the foregoing clauses (i)-(iii), the “Parent Stockholder Vote”).

3.5     Non-Contravention; Consents. Subject to obtaining the Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL and, if and to the extent required, subject to making all filings and notifications as may be required in connection with the transactions described herein under the HSR Act and, if required, the expiration of the waiting period thereunder, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries, except as would not reasonably be expected to be material to Parent or its business;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default or loss of a benefit (with or without notice or lapse of time, or both) under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) first offer or first refusal under, cancel, terminate or modify, any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset or right owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances and any Encumbrances upon or with respect to Potentially Transferable Assets imposed or created pursuant to the express terms of an Asset Disposition).

Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or the HSR Act, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Support Agreements or any of the Contemplated Transactions.

3.6    Capitalization.

(a)    The authorized capital stock of Parent as of the date of this Agreement consists of (i) 500,000,000 shares of Parent Common Stock, par value $0.0001 per share, of which 21,562,523 shares have been issued and are outstanding as of the close of business on the Reference Date, of which no shares are subject to Parent’s right of repurchase, and (ii) 10,000,000 shares of preferred stock of Parent, par value $0.0001 per share, of which no shares have been issued and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury. Section 3.6(a) of the Parent Disclosure Schedule lists, as of the Reference Date, (A) each holder of issued and outstanding warrants to purchase capital stock of Parent (“Parent Warrants”), (B) the number and type of shares subject to each Parent Warrant, (C) the exercise price of each Parent Warrant and (D) the termination date of each Parent Warrant.

(b)    All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein and as set forth in Section 3.6(b)(i) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in Section 3.6(b)(ii) of the Parent Disclosure Schedule, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c)    Except for the Parent Plans, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, (i) Parent has reserved 8,332,099 shares of Parent Common Stock for issuance under the Parent Equity Incentive Plans, of which Parent RSUs and Parent Options to purchase a total of 7,932,224 shares have been issued and are currently outstanding, of which no shares are subject to Parent’s right of repurchase, 4,411,230 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Equity Incentive Plans, 3,520,994 shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Equity Incentive Plans that are outstanding as of the close of business on the Reference Date, and 399,875 shares remain available for future issuance pursuant to the Parent Equity Incentive Plans; and (ii) 210,000 shares have been reserved and available for purchase under the Parent ESPP, no shares have been issued under the Parent ESPP and 210,000 shares remain available for future purchase under the Parent ESPP because the Parent ESPP has not yet been implemented. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of the close of business on the Reference Date: (i) the name of the holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU as of the close of business on the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option or Parent RSU was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Parent Option or Parent RSU expires; (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Parent Option is “early exercisable”. Parent has made available to the Company accurate and complete copies of the Parent Plans and the form of the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder. Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, all stock option agreements evidencing outstanding Parent Options are consistent with Parent’s standard form of stock option agreements and all restricted stock unit agreements evidencing outstanding Parent RSUs are consistent with Parent’s standard form of restricted stock unit agreements. Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, no vesting of Parent Options or Parent RSUs will accelerate in connection with the closing of the Contemplated Transactions.

(d)    Except for the Parent Plans, including the Parent Options and the Parent RSUs, and the Parent Warrants, and for the avoidance of doubt subject to the Contemplated Transactions, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(e)    All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7    SEC Filings; Financial Statements.

(a)    Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since September 24, 2020 (inclusive of such documents that can obtained on the SEC’s website at www.sec.gov filed since such date, the “Parent SEC Documents”). All material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent (or the consolidated financial position of Parent and its consolidated Subsidiaries, as applicable) as of the respective dates thereof and the results of operations and cash flows of Parent (or the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries, as applicable) for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c)    Since January 1, 2019 through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq.

(d)    Since January 1, 2019 through the date of this Agreement, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer or general counsel of Parent, the Parent Board or any committee thereof. Since January 1, 2019, neither Parent nor, to Parent’s Knowledge, its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(e)    As of the date of this Agreement, Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(f)    Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent and its Subsidiaries’ financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2021, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(g)    Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8    Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule and reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by a Governmental Body in connection with the COVID-19 pandemic, between the date of the Parent Balance Sheet and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9    Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Material Contracts which have not resulted from a breach of such Parent Material Contracts or violation of Law; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10    Title to Assets. Parent and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its applicable Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11    Real Property; Leasehold. Neither Parent nor any of its Subsidiaries owns or has ever owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

3.12    Intellectual Property.

(a)    Section 3.12(a) of the Parent Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, registration or grant number and (iv) owner(s), for each item of Registered IP within the Parent Controlled IP (“Parent Owned Registered IP”). To Parent’s Knowledge, each of the patents and patent applications included in the Parent Owned Registered IP properly identifies by name each inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. Except as set forth in Section 3.12(a) of the Parent Disclosure Schedule: (A) to Parent’s Knowledge, the Parent Owned Registered IP is valid, enforceable and subsisting, (B) none of the Parent Owned Registered IP has been misused, withdrawn, cancelled or abandoned, and (C) all application, registration, issuance, renewal and maintenance fees due for the Parent Owned Registered IP having a due date on or before the date hereof have been paid in full and are current, except where the failure to do so would not be reasonably expected to have a material and adverse effect on Parent. With respect to each item of Parent Owned Registered IP and each patent application from which such Parent Owned Registered IP claims priority, all statements made and information presented to the applicable patent office by or on behalf of Parent or its Subsidiaries or any inventor thereof, or their respective patent counsel, during the prosecution thereof are accurate and complete and comply with 37 CFR 1.56, except where the failure to do so would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to Parent’s Knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Owned Registered IP is being or has been contested or challenged, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent.

(b)    Parent or its Subsidiaries solely own all right, title and interest in and to all material Parent IP free and clear of all Encumbrances other than Permitted Encumbrances and to Parent’s Knowledge, have the right, pursuant to a written Parent In-bound License to use all other material Intellectual Property Rights used by Parent or its Subsidiaries in their respective businesses as currently conducted. To the Parent’s Knowledge, the Parent IP and the Intellectual Property Rights licensed to Parent or its Subsidiaries pursuant to a Parent In-bound License (the “Parent In-Licensed IP”) are all the Intellectual Property Rights necessary to operate the business of Parent and its Subsidiaries as currently conducted. No Parent Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP, and each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or its Subsidiaries, has signed a valid, enforceable written agreement containing a present assignment of all of such Parent Associate’s rights in such material Parent IP to Parent or its Subsidiaries (without further payment being owed to any such Parent Associate and without any restrictions or obligations on Parent’s or its Subsidiaries’ ownership or use thereof) and confidentiality provisions protecting the Parent IP, which, to Parent’s Knowledge, has not been materially breached by such Parent Associate. Without limiting the foregoing, Parent and its Subsidiaries have taken commercially reasonable steps to protect, maintain and enforce all Parent IP and Parent In-Licensed IP, including the secrecy, confidentiality and value of trade secrets and other confidential information therein, and to Parent’s Knowledge there have been no unauthorized disclosures of any Parent IP or Parent In-Licensed IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will conflict with, alter or impair any of Parent’s or its Subsidiaries’ rights in or to any Parent IP or Parent In-Licensed IP or cause any payments of any kind to be due or payable to any Person, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent. Parent and each Parent Subsidiary has taken commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets that are material to Parent or any of Parent Subsidiaries. No Trade Secret that is material to the business of Parent or Parent Subsidiaries as presently conducted has been authorized to be disclosed, or, to the knowledge of Parent, has been disclosed to any Parent Associate or any other Person, other than pursuant to Contracts containing provisions restricting the disclosure and use of such Trade Secret. Neither the Parent nor any Parent Subsidiary has granted to any third party any exclusive licenses to any material Parent IP.

(c)    No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Parent Controlled IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Parent Controlled IP or the right to receive royalties or other consideration for the practice of such Parent Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent.

(d)    Section 3.12(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) other than clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries or (ii) grants to any third party a license, option, covenant not to sue or other right under any material Parent Controlled IP (each a “Parent Out-bound License”) other than clinical trial agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited solely to such service providers performance of services for Parent or any of its Subsidiaries, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries). Neither Parent nor its Subsidiaries nor, to Parent’s Knowledge, any other party to any Parent In-bound License or Parent Out-bound License has breached or is in breach of any of its obligations under any Parent In-bound License or Parent Out-bound License.

(e)    To Parent’s Knowledge, (i) the operation of the business of Parent and its Subsidiaries as currently conducted, including Parent’s and the Parent Subsidiaries’ design, manufacture, provision, use and sale of any Parent Products (including the use or sale of any Parent Products by any customer or distributor of Parent or any Parent Subsidiary, whether alone or in combination with other third party product(s)), has not infringed, misappropriated or violated, and does not infringe misappropriate or violate any enforceable Intellectual Property Right owned by any other Person other than Company and its Affiliates; and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent. As of the date of this Agreement, no Legal Proceeding is pending (or, to Parent’s Knowledge, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of Parent Controlled IP. Since January 1, 2019, neither Parent nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)    None of the Parent IP or, to Parent’s Knowledge, any Parent Controlled IP is subject to any pending or outstanding injunction, directive, order, decree, settlement, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent Controlled IP, or otherwise would reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Parent Controlled IP. The execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause, or otherwise result in: (i) a loss or impairment of, or Encumbrance on, any Parent IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under, any Contract governing any Parent IP, Parent In-bound License or Parent Out-bound License, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on Parent; (iii) the release, disclosure, or delivery of any Parent Controlled IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person (other than Parent, Company, Merger Sub or any of their respective Affiliates) of any license, protection (including any covenant not to sue or assert), or other right or interest under, to or in any of the Parent IP, Parent In-Licensed IP or Parent Products, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Parent.

(g)    Parent, its Subsidiaries and the operation of the Parent’s and its Subsidiaries’ business comply and have complied in all material respects with all (i) applicable Privacy Laws; and (ii) Parent Privacy Policies. The Parent and the Subsidiaries have, at all times: (i) had a valid legal basis for their processing Personal Data; (ii) provided adequate privacy notices to, and obtained any consents from, individuals for the processing of Personal Data as processed by or for the Parent and its Subsidiaries; (iii) not sold Personal Data, including as defined under any Privacy Laws; and (iv) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Data.

(h)    To Parent’s Knowledge, since January 1, 2019, Parent has not had a Breach Incident except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. No circumstance has arisen in which: (i) Privacy Laws or Parent Privacy Policies would require the Parent or any of its Subsidiaries to notify a Governmental Body or any other Person of a Breach Incident or (ii) applicable guidance or codes or practice promulgated under Privacy Laws or Parent Privacy Policies would recommend the Parent or any of its Subsidiaries to notify a Governmental Body or any other Person of a Breach Incident.

(i)    None of Parent or its Subsidiaries is now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of Parent or its Subsidiaries to grant or offer to any other Person any license or right to any Parent Controlled IP.

3.13    Agreements, Contracts and Commitments.

(a)    Section 3.13(a) of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (other than any Parent Benefit Plan) (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i)    each Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)    each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii)    each Contract containing (A) any covenant limiting the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions, (C) marketing or distribution rights related to any products or territory, (D) any exclusivity provision, (E) any agreement to purchase minimum quantity of goods or services, (F) granting to any Person a right of first refusal, a right of first negotiation or a right of first offer, in each case, to purchase, acquire, sell, exclusively license or dispose of any material assets or properties of Parent or any of the Parent Subsidiaries or granting to any Person an option to purchase, acquire, sell, exclusively license or dispose of any assets or properties that are material to Parent and the Parent Subsidiaries, taken as a whole, or (G) any material non-solicitation provisions applicable to Parent or any of its Subsidiaries;

(iv)    each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $150,000 pursuant to its express terms and not cancelable without material penalty;

(v)    each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi)    each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any material assets of Parent or any of its Subsidiaries (other than licenses to Intellectual Property Rights under Contracts set forth in Section 3.13(a)(xi) of the Parent Disclosure Schedule) or any loans or debt obligations with officers or directors of Parent or any of its Subsidiaries;

(vii)    each Contract, except for Contracts not requiring a payment in excess of $50,000 pursuant to its express terms by Parent or any of its Subsidiaries after the Closing Date that are cancellable without a penalty in excess of $50,000: (A) that is a dealer or distribution agreement (identifying any that contain exclusivity provisions); (B) involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent or any of its Subsidiaries; (C) that is a joint marketing, alliance, joint venture, cooperation, collaboration or development agreement; (D) under which Parent or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or pursuant to which Parent or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that are not or will not be owned, in whole or in part, by Parent or any of its Subsidiaries; or (E) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any product or service of Parent or any of its Subsidiaries;

(viii)    each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

(ix)    each Parent Real Estate Lease;

(x)    each Contract with any Governmental Body;

(xi)    each Parent Out-bound License (other than clinical trial agreements, non-disclosure agreements, and non-exclusive outbound licenses granted to service providers limited solely to such service providers performance of services for Parent or any of its Subsidiaries entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries) and Parent In-bound License (other than clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries);

(xii)    each Contract under which any third party develops any material Intellectual Property Rights for Parent or any Parent Subsidiary, other than individual consulting agreements that are substantially on Parent’s form of consulting agreement made available to the Company;

(xiii)    each Contract containing any royalty, “earn-out,” dividend or similar contingent payment arrangement, including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based on the revenues, income or profits of Parent or any of its Subsidiaries; or

(xiv)    any other Contract that is not terminable at will (without penalty or payment in excess of $50,000) by Parent or its Subsidiaries, as applicable, and (A) which involves non-cancellable obligations on the part of, or payments by, Parent or any of its Subsidiaries in excess of $50,000 in the aggregate after the date hereof, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.

(b)    Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. Except as set forth in Section 3.13(b) of the Parent Disclosure Schedule, there are no Parent Material Contracts that are not in written form. As of the date of this Agreement, none of Parent, any of its Subsidiaries, nor, to Parent’s Knowledge, any other party to a Parent Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages or pursue other legal remedies which, in each case, would reasonably be expected to be material and adverse to Parent, its Subsidiaries or their respective business or operations. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any amount paid or payable to Parent or any of its Subsidiaries under any Parent Material Contract or any other term or provision of any Parent Material Contract, which would reasonably be expected to be material and adverse to Parent, its Subsidiaries or their business or operations.

3.14    Compliance; Permits; Restrictions.

(a)    Parent and each of its Subsidiaries, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws, including the FDCA, the PHSA and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent and its Subsidiaries, taken as a whole. As of the date of this Agreement, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Parent and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent and its Subsidiaries as currently conducted (the “Parent Permits”). Section 3.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Each Parent Permit is valid and in full force and effect, and Parent and its Subsidiaries holding Parent Permits are in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to Parent’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

(c)    As of the date of this Agreement, there are no proceedings pending or, to Parent’s Knowledge, threatened with respect to an alleged material violation by Parent or any of its Subsidiaries of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Parent is not currently conducting or addressing, and to Parent’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls or clinical holds.

(d)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2019, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to Parent’s Knowledge, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or their respective current products or product candidates have participated.

(e)    As of the date of this Agreement, there has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against Parent or any of its Subsidiaries or any of their respective officers and employees, and Parent has no liability for failure to comply with the FDCA, PHSA, or other similar Laws. To Parent’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.

(f)    Neither Parent nor any of its Subsidiaries is the subject of any pending or, to Parent’s Knowledge, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To Parent’s Knowledge, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(g)    None of Parent, any of its Subsidiaries or any of their respective officers, employees or to Parent’s Knowledge, agents, has been convicted of any crime or engaged in any conduct that could result in (i) debarment or exclusion under 21 U.S.C. Section 335a, as amended; (ii) disqualification from participating in clinical trials pursuant to 21 C.F.R. Section 312.70, as amended; (iii) disqualification as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended; (iv) exclusion, debarment or suspension from or otherwise becomes ineligible to participate in a “Federal health care program” as such term is defined in 42 U.S.C. Section 1320a-7b(f), including under 42 U.S.C. Section 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessment or threat of assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003; or (vi) inclusion on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Parent’s Knowledge, threatened against Parent, any of its Subsidiaries or any of their respective officers, employees or agents.

(h)    Parent and its Subsidiaries have materially complied with all applicable Laws relating to patient, medical or individual health information, including HIPAA. Parent and its Subsidiaries have entered into, where required, and is in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or any Subsidiary is a party or otherwise bound. Parent and its Subsidiaries, where required, have created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. As of the date of this Agreement, neither Parent nor any of its Subsidiaries have received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent, its Subsidiaries or an agent or third party subject to a Business Associate Agreement with Parent or its Subsidiaries. Parent and its Subsidiaries are not currently submitting, receiving and handling transactions governed by the Standard Transaction Rule. All capitalized terms in this Section 3.14(h) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

3.15    Legal Proceedings; Orders.

(a)    As of the date of this Agreement, except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding and, to Parent’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since January 1, 2019, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in material liability to Parent or any of its Subsidiaries.

(c)    There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To Parent’s Knowledge, no officer or employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16    Tax Matters.

(a)    Parent and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b)    All material amounts of income and other Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)    All material amounts of Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect on behalf of their respective employees, independent contractors, equityholders, lenders, customers or other third parties have been duly and timely withheld or collected and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e)    No deficiencies for income or other material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries and none of Parent or any of its Subsidiaries has received written notice threatening any such audit, assessment or other action. Neither Parent nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)    Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)    Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)    None of Parent or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.

(i)    Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries has any Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)    Neither Parent nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k)    Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l)    Neither Parent nor any of its Subsidiaries has taken any action, agreed to take any action, failed to take any action or knows of any fact, in each case that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)    Neither Parent nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company and its Subsidiaries) after the Closing Date.

For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or any of its Subsidiaries.

3.17    Employee and Labor Matters; Benefit Plans.

(a)    Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on Parent’s standard form that may be terminated without notice and with no penalty to Parent or any of its Subsidiaries and other than individual Parent Options, Parent RSUs or other compensatory equity award agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Sections 414(b) or 414(c) of the Code with any other person).

(b)    As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Body examinations, audits or investigations, voluntary compliance programs or policies, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)    Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)    The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the

Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to Parent’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e)    Since January 1, 2016, neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Parent Benefit Plan is sponsored by a professional employer organization.

(f)    To Parent’s Knowledge, there are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to Parent’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any liability for any unpaid contributions with respect to any Parent Benefit Plan.

(g)    Neither Parent, any of its Subsidiaries or Parent ERISA Affiliates, nor, to Parent’s Knowledge, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)    No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law and neither Parent nor any of its Subsidiaries or Parent ERISA Affiliates has made a written or oral representation promising the same.

(i)    Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, independent contractor or other service provider of Parent or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of Parent or any Subsidiary thereof, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(j)    Except as set forth in Section 3.17(j) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k)    Each Parent arrangement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects. The exercise price of each Parent Option granted to a U.S. taxpayer is at least equal to the fair market value of one share of Parent Common Stock, as determined by the Parent Board, as of the grant date of such Parent Option.

(l)    No current or former employee, officer, director or independent contractor of Parent has any “gross up” agreements with Parent or any of its Subsidiaries or other assurance of reimbursement or compensation by Parent or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m)    Parent does not have any Parent Benefit Plan that is maintained for service providers located outside of the United States.

(n)    There has been no amendment to, announcement by Parent or any Parent ERISA Affiliate relating to, or change in employee participation or coverage under, any Parent Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither Parent nor any Parent ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Parent Benefit Plan or any collective bargaining agreement.

(o)    Neither Parent nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Parent’s Knowledge, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election.

(p)    Parent and each of its Subsidiaries is, and since January 1, 2019 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including without limitation worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages, timely payment of wages, and legally compliant wage statements), unemployment and workers’ compensation, leaves of absence, hours of work and recordkeeping. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2019: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to Parent’s Knowledge, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any current or former employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits).

(q)    Parent is, and at all times since January 1, 2019 has been, in material compliance with the WARN Act.

(r)    Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries or any Parent Benefit Plan, with respect to each individual who currently renders services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries has since January 1, 2019 properly classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent and each of its Subsidiaries has properly classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(s)    There is not and has not been since January 1, 2019, nor is there or has there been since January 1, 2019 any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Parent’s Knowledge, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and, to Parent’s Knowledge, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

3.18    Environmental Matters. Parent and each of its Subsidiaries are in compliance, and since January 1, 2019 have complied, with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries have received since January 1, 2019 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to Parent’s Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

3.19    Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise set forth on Section 3.19 of the Parent Disclosure Schedule, since the date of Parent’s proxy statement filed in 2022 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

3.20    Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.21    No Financial Advisors. Other than Piper Sandler & Co. (“Piper Sandler”), no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.22    Anti-Bribery. None of Parent or any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has, directly or indirectly, made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.23    Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.24    Opinion of Financial Advisor. The Parent Board has received an opinion of Piper Sandler to the effect that, as of November 21, 2022 and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company.

3.25    Disclaimer of Other Representations or Warranties. Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 4.    CERTAIN COVENANTS OF THE PARTIES

4.1    Operation of Parent’s Business.

(a)    Except (i) as set forth in Section 4.1(a) of the Parent Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, including in connection with the Asset Dispositions and the Nasdaq Reverse Split, (iii) as required by applicable Law, (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary, (A) to protect the health and safety of Parent’s or any of its Subsidiaries’ employees, (B) to respond to third party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Body arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), or (v) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”): each of Parent and its Subsidiaries shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

(b)    Except (i) as expressly permitted by this Agreement, including in connection with the Asset Dispositions and the Nasdaq Reverse Split, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule,

(iii) as required by applicable Law, (iv) in connection with the winding down of Parent’s or its Subsidiaries’ prior research and development activities (including the termination of ongoing contractual obligations related to Parent’s and or its Subsidiaries’ current products or product candidates), or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price incurred upon the exercise of any Parent Options in accordance with the terms of such award in effect on the date of this Agreement);

(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent or any of its Subsidiaries (except for shares of Parent Common Stock issued upon the valid exercise of Parent Options or upon settlement of Parent RSUs outstanding as of the date of this Agreement); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options or restricted stock unit awards granted to employees and service providers in either case, in the Ordinary Course of Business which are included in the calculation of the Parent Outstanding Shares; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)    (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of any Transaction Expenses, make any capital expenditure in excess of $50,000;

(vi)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(vii)    other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement or as disclosed in Section 4.1(b)(vii) of the Parent Disclosure Schedule: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect, including with respect to the purchase of restricted stock units by Parent; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;

(viii)    recognize any labor union or labor organization, except as otherwise required by applicable Law and after prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned);

(ix)    enter into any material transaction other than in the Ordinary Course of Business;

(x)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xi)    either solely or in collaboration with any third party, directly or indirectly, commence, enter, join, revive, solicit, or otherwise get engaged in, any clinical trial other than the clinical trials existing on or prior to the date of this Agreement and disclosed by Parent in Section 4.1(b)(xi) of the Parent Disclosure Schedule;

(xii)    sell, assign, transfer, license, sublicense or otherwise dispose of, grant any Encumbrance or immunity (including any covenant not to sue or assert) to or under any material Parent IP (other than (i) the Asset Dispositions and (ii) pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiii)    terminate, amend or allow to lapse any material Parent Permits in a manner that materially and adversely affects the Parent or any of its Subsidiaries’ ability to conduct their business;

(xiv)    make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;

(xv)    enter into, materially amend or terminate any Parent Material Contract or any Contract that would constitute Parent Material Contract if in effect as of the date of this Agreement, other than in connection with the Asset Dispositions;

(xvi)    other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xvii)    initiate or settle any Legal Proceeding;

(xviii)    enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xix)    elect to withhold shares to satisfy tax withholding obligations relating to restricted stock units granted under the Parent Plans; or

(xx)    agree, resolve or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in this Section 4.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Laws.

4.2    Operation of the Company’s Business.

(a)    Except (i) as set forth in Section 4.2(a) of the Company Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, including in connection with the Private Placement,

(iii) as required by applicable Law, (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary, (A) to protect the health and safety of the Company’s employees, (B) to respond to third party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Body arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), or (v) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: the Company shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b)    Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company (except for shares of Company Capital Stock issued upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement or shares of Company Common Stock issued pursuant to the Private Placement); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options granted to employees and service providers in either case, in the Ordinary Course of Business which are included in the Company Outstanding Shares or rights to acquire Company Common Stock pursuant to the Private Placement; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)    (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of any Transaction Expenses, make any capital expenditure in excess of $250,000;

(vi)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(vii)    other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement or as disclosed in Section 4.2(b)(vii) of the Company Disclosure Schedule: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or (E) hire any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;

(viii)    recognize any labor union or labor organization, except as otherwise required by applicable Law and after prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned);

(ix)    enter into any material transaction other than in the Ordinary Course of Business;

(x)    acquire any material asset or sell, assign, transfer, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xi)    either solely or in collaboration with any third party, directly or indirectly, commence, enter, join, revive, solicit, or otherwise get engaged in, any clinical trial other than the clinical trials existing on or prior to the date of this Agreement and disclosed by Company in Section 4.2(b)(xi) of the Company Disclosure Schedule;

(xii)    sell, assign, transfer, license, sublicense or otherwise dispose of, grant any Encumbrance or immunity (including any covenant not to sue or assert) to or under, or abandon, lapse or dedicate to the public, any Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiii)    terminate, amend or allow to lapse any material Company Permits in a manner that materially and adversely affects the Company’s ability to conduct their business;

(xiv)    make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;

(xv)    enter into, materially amend or terminate any Company Material Contract or any Contract that would constitute Company Material Contract if in effect as of the date of this Agreement;

(xvi)    other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xvii)    initiate or settle any Legal Proceeding;

(xviii)    enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions; or

(xix)    agree, resolve or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company

shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 4.2 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Laws.

4.3    Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions; provided, that the Notification and Report Form and documentary attachments thereto made under the HSR Act, to the extent applicable, need not be provided to the other Party; provided, further, that if a Governmental Body commences an investigation of the Contemplated Transactions under the HSR Act, any submission by a Party to such Governmental Body to respond to any requests by such Governmental Body for information or documents will be shared with the other Party, but may be restricted to the other Party’s outside counsel. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such Party has a reasonable good faith belief that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access, in each case after consultation with the other Party.

4.4    Parent  Non-Solicitation.

(a)    Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of their respective Representatives to, directly or indirectly, other than relating to communicating, discussing, negotiating or consummating the Asset Dispositions: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may furnish non-public information regarding Parent or any of its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal by such Person, which the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent, its Subsidiaries nor any of its Representatives shall have breached this Section 4.4 in any material respect with respect to such Acquisition Proposal, (B) the Parent Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action could be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such non-public information to such Person, Parent furnishes such non-public information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of Parent or any of its Subsidiaries) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.

(b)    If Parent, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one (1) Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof) and provide to the Company a copy of any written Acquisition Proposal or Acquisition Inquiry. Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)    Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry (other than any Asset Disposition) that has not already been terminated as of the date of this Agreement and request the destruction or return of any non-public information of Parent or any of its Subsidiaries provided to such Person as soon as practicable after the date of this Agreement.

4.5    Company  Non-Solicitation.

(a)    The Company agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

(b)    If the Company or any of its Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one (1) Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)    The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any non-public information of the Company provided to such Person as soon as practicable after the date of this Agreement.

4.6    Notification of Certain Matters.

(a)    During the Pre-Closing Period the Company shall promptly (and in no event later than one (1) Business Day after the Company becomes aware of same) notify Parent (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Company’s Knowledge, threatened against the Company or, to the Company’s Knowledge, any director or officer of the Company; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; (iv) any communication is received from the FDA or comparable Governmental Body concerning the Company business; or (v) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (v) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 6 and Section 7, as applicable.

(b)    During the Pre-Closing Period Parent shall promptly (and in no event later than one (1) Business Day after the Parent becomes aware of same) notify the Company (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent or its Subsidiaries is commenced, or, to Parent’s Knowledge, threatened against Parent or its Subsidiaries or, to Parent’s Knowledge, any director or officer of Parent or its Subsidiaries; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; (iv) any communication is received from the FDA or comparable Governmental Body concerning the Parent business; or (v) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in the case of (iii) and (v) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of Section 6 and Section 8, as applicable.

4.7    Potentially Transferable Assets. Parent shall be entitled, but under no obligation, to separate into a new company or sell, transfer, assign or otherwise divest the Potentially Transferable Assets to one or more third parties, terminate or modify Contracts with respect thereto, enter into an acquisition agreement in customary form with the purchaser of any of the Potentially Transferable Assets, and/or terminate, amend or allow to lapse any Parent Permits with respect thereto, in one or a series of transactions prior to, concurrently with, or within five (5) days following the Closing, in each case subject to meeting the requirements set forth on set forth in Section 4.7 of the Parent Disclosure Schedule, (each an “Asset Disposition” and collectively, the “Asset

Dispositions”); provided, however, that Parent shall notify the Company at least five (5) Business Days prior to entering into any agreement with respect to any Asset Disposition and provide copies of all written agreements or documents with respect to such sale and provide the Company with an opportunity to provide comments to such documents; provided, however, that the inclusion or exclusion of such Company comments will be at the sole discretion of Parent after having considered such comments in good faith and engaging in good faith discussions with the Company regarding the same; and provided further, however, that any such Asset Disposition that would create any material post-disposition Liabilities for Parent following the Closing (other than as set forth in Section 4.7 of the Parent Disclosure Schedule) shall require, to the extent consistent with applicable Laws, the written consent of the Company. Each Party acknowledges that Parent may not be successful in completing, or may determine not to proceed, with any Asset Dispositions. For clarity, if the Asset Dispositions are not completed prior to, concurrently with, or within five (5) days following the Closing, the Potentially Transferable Assets shall be retained by Parent and the value of such Potentially Transferable Assets shall have no impact on the calculation of the Exchange Ratio.

Section 5.    ADDITIONAL AGREEMENTS OF THE PARTIES

5.1    Proxy Statement.

(a)    As promptly as practicable after the date of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Proxy Statement. Parent covenants and agrees that the Proxy Statement will not, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by or on behalf of the Company to Parent for inclusion in the Proxy Statement (including the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by or on behalf of the Company or any of its Representatives for inclusion therein, and the Company makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the information provided by or on behalf of the Company or any of its Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing or submission thereof with or to the SEC. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the resolution of SEC staff comments and the filing of the Definitive Proxy Statement. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent, in each case, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement to comply with applicable federal and state securities laws requirements.

(b)    The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement.

(c)    Following the final determination of Parent Net Cash at the Anticipated Closing Date in accordance with Section 1.6 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), Parent and the Company shall mutually agree on the form and substance of a Current Report on Form 8-K setting forth the anticipated Exchange Ratio as of the Anticipated Closing Date, which the Parties shall cause to be filed with the SEC as early as practicable prior to the Parent Stockholders’ Meeting.

5.2    Company Information Statement; Stockholder Written Consent.

(a)    As promptly as reasonably practicable after the date of this Agreement, and in any event no later than one (1) Business Day after the date of this Agreement, the Company shall obtain Company Stockholder Written Consents sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) electing an automatic conversion of each share of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time in accordance with the relevant provisions of the Company’s Organizational Documents (the “Preferred Stock Conversion”), (iii) approving the termination of the Investor Agreements, other than the Securities Purchase Agreement and Registration Rights Agreement, (iv) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares of Company Capital Stock pursuant to Section 262 of the DGCL and Chapter 13 of California Law, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and Chapter 13 of California Law, and (v) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares of Company Capital Stock in connection with the Merger and thereby waives any rights to receive payment of the fair value of its shares of Company Capital Stock under the DGCL or California Law (collectively, the “Company Stockholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(a) shall be subject to Parent’s advance review and reasonable approval.

(b)    As promptly as reasonably practicable after the date of this Agreement, and in any event no later than three (3) Business Days after the date of this Agreement or such date as the Parties mutually agree, the Company shall prepare, with the cooperation of Parent, and cause to be mailed, distributed or otherwise made available to its stockholders that did not execute Company Stockholder Written Consents approving the Company Stockholder Matters in accordance Section 5.2(a), with an information statement that meets the requirements of Rule 502(b) of Regulation D (the “Information Statement”). The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide the other Party and its Representatives with, all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Information Statement or reasonably requested by the other Party to be included in the Information Statement. Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Organizational Documents of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL and California Law, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(b) shall be subject to Parent’s advance review and reasonable approval.

(c)    The Company covenants and agrees that the Information Statement, including any pro forma financial statements included therein (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed, distributed or otherwise made available to its stockholders that did not execute the written consent approving the Company Stockholder Matters in accordance Section 5.2(a), at the time of receipt of the Required Company Stockholder Vote and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and applicable federal and state securities laws requirements in all material respects.

(d)    The Company agrees that: (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use reasonable best efforts to solicit such approval from each of the Company Signatories within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(e)    The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) and Section 5.2(d) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal.

5.3    Parent Stockholders’ Meeting.

(a)    Promptly as reasonably practicable after the resolution of SEC staff comments and the filing of the Definitive Proxy Statement, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of (i) the amendment of Parent’s certificate of incorporation to effect the Nasdaq Reverse Split; (ii) the issuance of Parent Common Stock or other securities of Parent that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the Merger to the holders of Company Capital Stock, Company Options and Company Warrants in connection with the Contemplated Transactions and the change of control of Parent resulting from the Contemplated Transactions, in each case pursuant to the Nasdaq rules (the matters contemplated by clause (i) and (ii) of this Section 5.3(a), the “Required Parent Stockholder Matters”); (iii) the Equity Plan Proposals and (iv) any other proposals the Parties deem necessary or desirable to consummate the Contemplated Transactions (the matters contemplated by this Section 5.3(a)(i), Section 5.3(a)(ii), Section 5.3(a)(iii) and Section 5.3(a)(iv) are collectively referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).

(b)    The Parent Stockholders’ Meeting shall be held as promptly as practicable after the filing of the Definitive Proxy Statement with the SEC. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Vote, whether or not a quorum would be present, or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may make one or more successive postponements or adjournments of the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of sixty (60) calendar days in connection with any postponements or adjournments.

(c)    Parent agrees that, subject to Section 5.3(d): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board with respect to the Required Parent Stockholder Matters being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(d)    Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the approval of the Required Parent Stockholder Matters at the Parent Stockholders’ Meeting by the Required Parent Stockholder Vote:

(i)    if Parent has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.4) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Parent Board may make a Parent Board Adverse Recommendation Change or (y) Parent may terminate this Agreement pursuant to Section 9.1(j) to enter into a Permitted Alternative Agreement with respect to such Superior Offer, if and only if all of the following apply: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company prior written notice of its intention to consider making a Parent Board Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(j) at least three (3) Business Days prior to making any such Parent Board Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Parent Board Adverse Recommendation Change); and (C) (1) Parent shall have provided to the Company a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.4(b), (2) Parent shall have given the Company the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Parent Board Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(j) would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(i) shall also apply to any material change to the facts and circumstances relating to such Acquisition Proposal and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.

(ii)    other than in connection with an Acquisition Proposal, the Parent Board may make a Parent Board Adverse Recommendation Change in response to a Parent Change in Circumstance, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company a Determination Notice at least three (3) Business Days prior to making any such Parent Board Adverse Recommendation Change; and (C) (1) Parent shall have specified the Parent Change in Circumstance in reasonable detail, (2) Parent shall have given the Company the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that the failure to make the Parent Board Adverse Recommendation Change in response to such Parent Change in Circumstance would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Parent Change in Circumstance and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.

(e)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Parent’s stockholders; provided however, that in the case of the foregoing clause (iii) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure could be reasonably likely to be inconsistent with applicable Law, including its fiduciary duties under applicable Law.

5.4    Regulatory Approvals.

(a)    Each Party shall, and shall cause its ultimate parent entity (as such term is defined in the HSR Act) to, use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement (if required based on information as of the date of this Agreement or, if not so required, then within ten Business Days after such time at which the same shall become applicable to the Contemplated Transactions) all applications, notices, reports, filings and other documents reasonably required to be filed by such Party or its ultimate parent entity with or otherwise submitted by such Party or its ultimate parent entity to any Governmental Body with respect to the Contemplated Transactions, including, if so required, the Notification and Report Forms required by the HSR Act. Each Party shall (i) promptly supply the other with any information which may be required in order to effectuate such filings, (ii) submit promptly any additional information which may be reasonably requested by any such Governmental Body, and (iii) coordinate with the other Party in making any such filings or information submissions pursuant to and in connection with the foregoing that may be necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions.

(b)    Without limiting the generality of anything contained in this Section 5.4, in connection with its efforts to obtain any requisite approvals and authorizations, and, if applicable, the expiration or termination of all applicable waiting periods for the Contemplated Transactions under any Antitrust Law, each Party hereto shall use its reasonable best efforts to (i) cooperate with the other with respect to any investigation or other inquiry; (ii) promptly provide to the other a copy of all communications received by such Party from, or given by such Party to, any Governmental Body, in each case regarding the Contemplated Transactions; and (iii) to the extent not prohibited under applicable Antitrust Law, permit the other to review in advance any communication given by it to any Governmental Body concerning the Contemplated Transactions, consider in good faith the views of the other in connection with any proposed written communications by such Party to any Governmental Body concerning the Contemplated Transactions, and consult with each other in advance of any meeting or telephone or video conference with, any Governmental Body, and give the other or its outside counsel the opportunity to attend and participate in such meetings and conferences unless prohibited by the applicable Governmental Body; provided, that materials required to be provided pursuant to this Section 5.4(b) may be restricted to outside counsel and redacted to (A) remove references concerning the valuation of either Party, (B) comply with contractual arrangements, and (C) preserve attorney-client privilege. Neither Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under applicable Antitrust Law, or pull and refile under the HSR Act, as applicable, without the prior written consent of the other. Parent and the Company shall each pay one-half of the filing fee under the HSR Act relating to the HSR filing that may be required for the Merger (to the extent it is required); provided, however, that each Party shall bear its own legal fees.

(c)    Except as required by this Agreement, prior to Closing, neither the Company nor Parent shall, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Body necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, or (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Contemplated Transactions.

5.5    Company Options and Company Warrants.

(a)    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and the Company mutually agree are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (x) Parent may amend the terms of the Company Options and the Company Plan to reflect Parent’s substitution of the Company Options with options to purchase Parent Common Stock (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Common Stock); and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Each Company Option so assumed by Parent is intended to qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time, and, further, the assumption of such Company Option pursuant to this Section 5.5(a) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 5.5(a) will be construed consistent with this intent.

(b)    Parent shall file with the SEC, promptly, but no later than thirty (30) calendar days after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock that are both (i) issuable with respect to Company Options assumed by Parent in accordance with Section 5.5(a) and (ii) remain available for future grants under the Company Plan.

(c)    At the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time, if any, and after giving effect to the Preferred Stock Conversion, the Company Warrant Exercises and the Convertible Note Conversion, shall be converted into and become a warrant to purchase Parent Common Stock and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Capital Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Preferred Stock issuable upon exercise of the Company Warrant, as applicable, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price of Company Capital Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(d)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plan, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

(e)    Prior to the Closing, the Parent Board shall approve the Equity Plan Proposals, cause the adoption of such Equity Plan Proposals to be included in the Proxy Statement as a matter for approval at the Parent Shareholder Meeting, and recommend to the Parent stockholders the approval of such matters.

(f)    Prior to the Closing, each of the Parent Board and the Company Board shall approve the grant of equity awards to the employees of the Company as set forth on Section 5.5(f) of the Company Disclosure Schedule, to be effective upon the Closing.

5.6    Employee Benefits; Parent Employees.

(a)    At the Effective Time, Parent and Merger Sub shall terminate all of their respective employees (the “Terminated Parent Associates”) other than as agreed in writing between any such employee and the Company prior to the Closing. Each such termination of a Terminated Parent Associate shall be deemed to be an involuntary termination without “cause” after a “change in control transaction” or a “covered termination”, as applicable, and Parent shall comply with the terms of any employment, severance, retention, change of control, or similar Contract or Parent Benefit Plan specified in Section 3.17 of the Parent Disclosure Schedule; subject to such releases of claims against Parent and the Company and their agents, representatives, and other customary releases as the Company shall require. The Company shall timely notify Parent of any proposals for continuing employment of any Parent Associate after the Closing and the status of any discussions regarding any such proposals.

(b)    During the Pre-Closing Period, Parent shall use commercially reasonable efforts to make Parent Associates available to the Company at the Company’s reasonable request, for purposes of informational interviews and discussions regarding their possible employment following the Closing.

5.7    Indemnification of Officers and Directors.

(a)    From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or its Subsidiaries or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    The provisions of the Organizational Documents of Parent and its Subsidiaries with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent and its Subsidiaries that are set forth in the Organizational Documents of Parent and its Subsidiaries as of the date of this Agreement shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or its Subsidiaries. The Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those set forth in the Organizational Documents of Parent as of the date of this Agreement.

(c)    From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)    From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” (the “D&O Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s and its Subsidiaries’ existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six

(6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time. During the term of the D&O Tail Policy, Parent shall not take any action following the Effective Time to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of the former and current officers and directors.

(e)    From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.7 in connection with their successful enforcement of the rights provided to such persons in this Section 5.7.

(f)    All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or the Company as provided in their respective Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)    From and after the Effective Time, in the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7. The obligations set forth in this Section 5.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.7 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or other person.

5.8    Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.8 of the Company Disclosure Schedule or Section 5.8 of the Parent Disclosure Schedule, as applicable) to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.9    Public Announcement. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Parent Board Adverse Recommendation Change.

5.10    Listing. Parent shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) to effect the Nasdaq Reverse Split; and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section  5.10.

5.11    Tax Matters.

(a)    For U.S. federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.

(b)    The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action (or knowingly fail to take any action) or knowingly cause any action to be taken (or omission to occur) which action (or omission) would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment. Neither Party shall take any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal income Tax purposes unless otherwise required by a change in applicable Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code.

(c)    If an opinion with respect to the Intended Tax Treatment is required or requested by the SEC, each Party shall use its reasonable best efforts to execute and deliver to counsel of the Company, and/or Parent, as the case may be, in connection with delivery of such opinion, letters of representation customary for mergers intended to qualify under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and reasonably satisfactory to counsel of the Company, or Parent, as the case may be, prior to the filing and/or effectiveness of the registration statement. If an opinion with respect to the Intended Tax Treatment is required or requested by the SEC, the Company and Parent shall use their respective reasonable best efforts to cause each of their respective counsel to render such an opinion

5.12    Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by the equity holders of the

Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 promulgated under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

5.13    Directors and Officers. The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of seven (7) members, with two (2) such members designated by Parent and five (5) such members designated by the Company; and (b) the Persons listed in Exhibit E under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit E is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. The Persons listed in Exhibit E under the heading “Board Designees – Parent” shall be Parent’s designees pursuant to clause (a) of this Section 5.13 (which list may be changed by Parent at any time prior to the Closing by written notice to the Company to include different board designees who are reasonably acceptable to the Company) (the “Parent Designees”). The Persons listed in Exhibit E under the heading “Board Designees – Company” shall be the Company’s designees pursuant to clause (a) of this Section 5.13 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who are reasonably acceptable to Parent).

5.14    Termination of Certain Agreements and Rights. The Company shall cause the Investor Agreements, except the Securities Purchase Agreement and the Registration Rights Agreement, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

5.15    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Promptly following the date of this Agreement and at least thirty (30) calendar days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Common Stock, restricted stock awards to acquire Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16    Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.17    Allocation Certificates.

(a)    The Company will prepare and deliver to Parent no later than one (1) Business Day following the final determination of Parent Net Cash at the Anticipated Closing Date in accordance with Section 1.6 a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (i) each holder of Company Capital Stock, Company Options, Company Warrants and Company Convertible Notes, (ii) such holder’s name and address; (iii) the number and type of Company Capital Stock held and/or underlying the Company Options, Company Warrants and Company Convertible Notes as of immediately prior to the Effective Time for each such holder; and (iv) the number of shares of Parent Common Stock to be issued to such holder, or to underlie any Company Option or Company Warrant of such holder that will be assumed by Parent, pursuant to this Agreement in respect of the Company Capital Stock, Company Options, Company Warrants or Company Convertible Notes held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

(b)    Parent will prepare and deliver to the Company at least ten (10) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time (i) each record holder of Parent Common Stock, Parent Options, Parent RSUs or Parent Warrants, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock held by such holder and/or underlying the Parent Options, Parent RSUs or Parent Warrants as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

5.18    Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Parent (i) audited financial statements for the fiscal years ended 2021 and 2020 for inclusion in the Proxy Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

5.19    Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Contemplated Transactions.

5.20    Stockholder Litigation. Parent shall conduct and control the settlement and defense of any stockholder litigation against Parent or any of its directors; provided that prior to the Closing no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed conditioned or delayed; and provided further that any settlement or other resolution of any stockholder litigation commenced prior to Closing and agreed to by Parent after the Closing shall be approved in advance by at least a majority of the Parent Designees for so long as any Parent Designees are still members of the Parent Board, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, prior to the Closing, Parent shall promptly notify the Company of any litigation against Parent or its directors relating to the Contemplated Transactions and Parent shall give the Company the opportunity to consult with Parent in connection with the defense and settlement of any such stockholder litigation. Parent shall keep the Company reasonably apprised of any material developments in connection with any such stockholder litigation.

Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions to be consummated at the Closing shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions to be consummated at the Closing illegal.

6.2    Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote and (b)  the Company shall have obtained the Required Company Stockholder Vote.

6.3     Listing. (a) The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date and (b) the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

6.4    Governmental Approvals. The waiting period, to the extent applicable to the consummation of the Merger, under the HSR Act, and any extensions thereof, shall have expired or been terminated.

6.5    Net Cash Determination. Parent Net Cash shall have been finally determined in accordance with Section 1.6.

Section 7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2    Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3    Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.5 and 7.6 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.17 is true and accurate in all respects as of the Closing Date; and

(b)    the Allocation Certificate.

7.4    FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.

7.5    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.6    Termination of Investor Agreements. The Investor Agreements shall have been terminated (or will be terminated as of the Closing), other than the Securities Purchase Agreement and Registration Rights Agreement.

7.7    Accredited Investors. The number of stockholders of the Company who have not executed an Investor Questionnaire certifying that such stockholder of the Company is an “accredited investor” pursuant to Regulation D under the Securities Act, after giving effect to the Company Warrant Exercises and Convertible Note Conversion for this purpose, is less than thirty-five (35) stockholders, and any such stockholder either alone or with such stockholder’s purchaser representative(s) has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the Merger.

7.8    Company Stockholder Written Consent. The Company Stockholder Written Consent executed by each Company Signatory shall be in full force and effect.

7.9    Dissenting Shares. No stockholders of the Company shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL or Chapter 13 of California Law with respect to their shares of Company Capital Stock.

Section 8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;

(b)    the Parent Outstanding Shares Certificate;

(c)    a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of Parent who are not to continue as directors of Parent after the Closing pursuant to Section 5.13 hereof;

(d)    the Parent Closing Financial Certificate, a draft of which shall have been provided at least five (5) Business Days prior to the Closing, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein; and

(e)    Lock-Up Agreements executed by the continuing officers and directors of Parent.

8.4    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

8.5    Parent Net Cash. Parent Net Cash, as finally determined pursuant to Section 1.6, shall not be less than $18,000,000.

Section 9.    TERMINATION

9.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Matters by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if the Merger shall not have been consummated by May 21, 2023 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body (including via a comment letter or other communication from the SEC) which request has not been satisfied by the End Date, then either Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) calendar days by written notice to the other Party; provided, however, that the right to extend the End Date shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date, or for the request by a Governmental Body to fail to be satisfied, and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)    by Parent if the Company Stockholder Written Consent executed by each Company Signatory shall not have been obtained within one (1) Business Day of the date of this Agreement; provided, however, that once the Company Stockholder Written Consent has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e)    by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Required Parent Stockholder Matters shall not have been approved at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

(f)    by the Company (at any time prior to the approval of the Required Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(g)    by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred;

(h)    by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(i)    by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and

(ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(j)    by Parent, at any time, if (i) Parent has received a Superior Offer, (ii) Parent has complied with its obligations under Section 5.3(d) in order to accept such Superior Offer, (iii) Parent concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within two (2) Business Days of such termination, Parent pays to the Company the amount contemplated by Section 9.3(b).

The Party desiring to terminate this Agreement pursuant to Section 9.1, shall give the other Party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.9, Section 9.3, Section 10 and the definitions of the defined terms in such Sections (including the definitions of such defined terms on Exhibit A) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 9.3, Section 1.6(e), Section 5.4(b), and Section 5.10, the Transaction Expenses shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided that Parent and the Company shall each pay one-half of the fees and expenses incurred in relation to the printing and filing with the SEC of the Proxy Statement and any amendments and supplements thereto and paid to a financial printer or the SEC; provided further that, if the Merger is consummated and there are Transaction Expenses payable by Parent but unpaid as of the Closing and such Transaction Expenses were deducted from Parent Net Cash, the Company shall pay such Transaction Expenses at or immediately after the Closing.

(b)    If:

(i)     (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(e) or Section 9.1(h), (B) an Acquisition Proposal with respect to Parent shall have been publicly announced or disclosed to Parent or the Parent Board after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn), and (C) within twelve (12) months after the date of such termination, Parent consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B);

(ii)    this Agreement is terminated by the Company pursuant to Section 9.1(f) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f)); or

(iii)    this Agreement is terminated by Parent pursuant to Section 9.1(j);

then in the case of a termination pursuant to Section 9.3(b)(i) or Section 9.3(b)(ii), Parent shall pay to the Company an amount equal to $1,000,000, and in the case of a termination pursuant to Section 9.3(b)(iii), Parent shall pay to the Company an amount equal to $1,500,000 (the “Company Termination Fee”) within three (3) Business Days of consummation of such Subsequent Transaction or termination of this Agreement, as applicable.

(c)    If:

(i)    (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(e), or Section 9.1(i), (B) an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to the Company or the Company Board after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn), and (C) within twelve (12) months after the date of such termination, the Company consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B); or

(ii)    this Agreement is terminated by Parent pursuant to Section 9.1(g) (or, at the time this Agreement is terminated, the Parent had the right to terminate this Agreement pursuant to Section 9.1(g));

then the Company shall pay to Parent an amount equal to $1,000,000 (the “Parent Termination Fee”) within three (3) Business Days of consummation of such Subsequent Transaction or termination of this Agreement, as applicable.

(d)    If this Agreement is terminated by (i) either Parent or the Company pursuant to Section 9.1(e), then Parent shall reimburse the Company for all reasonable out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $1,000,000, or (ii) by Parent pursuant to Section 9.1(j), then Parent shall reimburse the Company for all reasonable out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $250,000, in each case, by wire transfer of same day funds within three (3) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses. If the Company also becomes entitled to receive a Company Termination Fee under this Agreement, the amount paid by Parent as expense reimbursement under this Section 9.3(d)(i) will be credited against the Company Termination Fee, and under no circumstances shall Parent be obligated to pay a Company Termination Fee and expense reimbursement pursuant to this Section 9.3(d)(i).

(e)    Any Company Termination Fee or Parent Termination Fee due under this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.3, then such Party shall (i) reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by it in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 9.3 and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f)    The Parties agree that, (i) subject to Section 9.2, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the Company Termination Fee on more than one occasion and (ii) following payment of the Company Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent,

Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(f) shall limit the rights of Parent and Merger Sub under Section 10.11 or with respect to any willful and intentional material breach of this Agreement.

(g)    The Parties agree that, (i) subject to Section 9.2, payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement, it being understood that in no event shall the Company be required to pay the Parent Termination Fee on more than one occasion and (ii) following payment of the Parent Termination Fee (x) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(g) shall limit the rights of the Company under Section 10.11 or with respect to any willful and intentional material breach of this Agreement.

(h)    Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

Section 10.    MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided that the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2    Amendment. This Agreement may be amended with the approval of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Required Company Stockholder Vote or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

10.3    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

10.6    Attorneys’  Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. California time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Graybug Vision, Inc.

203 Redwood Shores Parkway, Suite 620

Redwood City, CA 94065

Attention: Fred Guerard; Robert S. Breuil

Email: fguerard@graybug.vision; bbreuil@graybug.vision

with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Effie Toshav; David Michaels; Jeremy Delman

Email: etoshav@fenwick.com; dmichaels@fenwick.com; jdelman@fenwick.com if to the Company:

CalciMedica, Inc.

505 Coast Boulevard South, Suite 307

La Jolla, CA 92037

Attention: John Dunn

Email: john.dunn@calcimedica.com

with a copy to (which shall not constitute notice):

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121-1117

Attention: Tom Coll; Karen E. Deschaine; Carlos Ramirez

Email: collta@cooley.com; kdeschaine@cooley.com; cramirez@cooley.com

10.9    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.12    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section  5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13     Construction.

(a)    References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)    The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)    The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)    The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)    Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (California time) on November 18, 2022 (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j)    Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which the Federal Reserve Bank of San Francisco is closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

GRAYBUG VISION, INC.

By:	/s/ Frederic Guerard
Name:	Frederic Guerard
Title:	Chief Executive Officer

CAMARO MERGER SUB, INC.

By:	/s/ Frederic Guerard
Name:	Frederic Guerard
Title:	Chief Executive Officer

CALCIMEDICA, INC.

By:	/s/ A. Rachel Leheny
Name:	Rachel Leheny
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of November 21, 2022, by and between GRAYBUG VISION, INC., a Delaware corporation (“Parent”), and the Person set forth on Schedule A hereto (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of the number of shares, $0.001 par value per share (“Company Shares”), of CALCIMEDICA, INC., INC., a Delaware corporation (“Company”), set forth opposite the Stockholder’s name on Schedule A (all Company Shares owned by the Stockholder, or hereafter issued to or otherwise acquired, whether beneficially or of record, prior to the termination of this Agreement, as well as shares set forth on Schedule A, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently herewith, the Company, Parent and CAMARO MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

The Stockholder hereby covenants and agrees that:

1.1 Voting of Subject Shares. From and after the date hereof, at every meeting of the holders of Company Shares (the “Company Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Company Stockholders act by written consent in lieu of a meeting), the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Subject Shares (a) in favor of adopting the Merger Agreement and approving the Merger, the other Contemplated Transactions, the Company Stockholder Matters, and the other actions contemplated by the Merger Agreement, (b) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, and (c) against any Acquisition Proposal with respect to the Company. The Stockholder (or in the event of a Transfer of Subject Shares permitted under clauses (A) through (K) of Section 1.2 below, the transferee of such Transferred Subject Shares) shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company Stockholders.

1.2 No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, prior to the Effective Time, the Stockholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by Law or pursuant to this Agreement on any Subject Shares; (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of, the Subject Shares or any interest therein; (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares; (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares; or (e) take any action that, to the knowledge of the Stockholder, would have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, the Stockholder may (A) Transfer Subject Shares as a bona fide charitable contribution, gift or donation; (B) Transfer the Subject Shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder; (C) Transfer the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (D) Transfer the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder; (E) make Transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement; (F) make Transfers not involving a change in beneficial ownership; (G) if the Stockholder is a trust, Transfer the Subject Shares to any beneficiary of the Stockholder or the estate of any such beneficiary; (H) exercise an option or warrant to purchase Company Shares or settle a restricted stock unit or other equity award (including a net or cashless exercise of such option or warrant); (I) Transfer Company Shares to Company to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of any options, warrants, restricted stock units or other equity awards, as applicable, provided that the underlying Company Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; and (J) Transfer Company Shares to the Company pursuant to arrangements under which the Company has the option to repurchase such Company Shares; provided that, with respect to clauses (A) through (G) above, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Parent with a copy of such agreement promptly upon consummation of any such Transfer; provided, further that no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such Transfer (other than filings made in respect of involuntary Transfers); provided that reasonable notice shall be provided to Parent prior to any such filing and that that the underlying Company Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

1.3 Documentation and Information. The Stockholder shall permit and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Parent reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. The Company is an intended third-party beneficiary of this Section 1.3.

1.4 Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. In the event and to the extent that the Stockholder fails to vote the Subject Shares in accordance with Section 1.1, the Stockholder shall be deemed to have irrevocably granted to, and appointed, Parent as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a)

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attend any and all meetings of Company Stockholders, with respect to any of the matters specified in Section 1.1, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of Company Stockholders or in connection with any action sought to be taken by written consent of Company Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Company Stockholders or in connection with any action sought to be taken by written consent of Company Stockholders without a meeting. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Company. The Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to Parent, Merger Sub and the Company to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2. With respect to any Subject Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder (other than shares beneficially owned by the Stockholder that are held in the name of a bank, broker or nominee), the Stockholder shall take all action necessary to cause the record holder of such Subject Shares to grant the irrevocable proxy and take all other actions provided for in this Section 1.4 with respect to such Subject Shares.

1.5 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to the Stockholder, and Parent will have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein with respect to the Subject Shares and except as otherwise expressly provided in the Merger Agreement.

1.6 No Exercise of Appraisal Rights; Waivers. In connection with the Contemplated Transactions, the Stockholder hereby expressly (a) waives, to the extent permitted under applicable Law, any and all rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix I, and Chapter 13 of the California Corporations Code, as amended, a copy of which is attached hereto as Appendix II, with respect to any Subject Shares and any and all rights under any other applicable Law granting the Stockholder the right to have any Subject Shares appraised in connection with the Contemplated Transactions or to otherwise dissent from the Contemplated Transactions, (b) agrees that the Stockholder will not, under any circumstances in connection with the Contemplated Transactions, exercise any dissenters’ or appraisal rights in respect of any Subject Shares, and (c) agrees that the Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, or the approval of the Merger Agreement by the board of directors of the Company (the “Company Board”), breaches any fiduciary duty of the Company Board or any member thereof; provided that the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of the Company.

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1.7 No Solicitation of Transactions. The Stockholder hereby agrees that the Stockholder shall not, directly or indirectly: (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (b) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 1.7) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (d) approve, endorse or recommend any Acquisition Proposal; (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (f) publicly propose to do any of the foregoing. The Stockholder hereby represents and warrants that the Stockholder has read Section 4.5 (Company Non-Solicitation) of the Merger Agreement and agrees not to engage in any actions prohibited thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent that:

2.1 Organization; Authorization; Binding Agreement. The Stockholder, if not a natural person, is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Stockholder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2 Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances (including any restriction on the right to vote or otherwise transfer the Subject Shares), except (a) as provided hereunder or in any lock-up agreement entered into by the Stockholder in connection with the transactions contemplated by the Merger Agreement, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture or repurchase rights of the Company with respect to any Company Shares granted to the Stockholder under any Company Benefit Plan or Company Plan, (d) as provided in the Investor Agreements, (e) as provided in the Company Plan or stock option agreement evidencing Company Options and (f) as provided in the Organizational Documents of the Company. The Subject Shares listed on Schedule A opposite the Stockholder’s name constitute all of the Company Shares owned by the Stockholder as of the date hereof. Except pursuant to the Company’s Organizational Documents and the right of the Company to purchase or acquire any Company Shares pursuant to a Company Benefit Plan or Company Plan, including any option agreement evidencing Company Options, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. For purposes of this Agreement “Beneficial Ownership” shall be interpreted as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities that may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

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2.3 Voting Power. The Stockholder has full voting power with respect to the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth herein, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder or in the Investor Agreements.

2.4 Reliance. The Stockholder has had the opportunity to review the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the equityholders of the Company, and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened in writing against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.6 Non-Contravention. The execution and delivery of this Agreement by the Stockholder and the performance of the transactions contemplated by this Agreement by the Stockholder do not and will not violate, conflict with, or result in a breach of: (a) the organizational documents of such Stockholder, (b) any applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which the Stockholder is subject, or (c) any Contract to which the Stockholder is a party or is bound or to which the Subject Shares are subject, such that it could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholder that:

3.1 Organization; Authorization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The consummation of the transactions contemplated hereby is within Parent’s corporate powers and has been duly authorized by all necessary corporate actions on the part of Parent. Parent has full power and authority to execute, deliver and perform this Agreement.

3.2 Binding Agreement. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

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ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic mail) and shall be given, (a) if to Parent, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address or electronic mail address set forth on a signature page hereto, or to such other address or electronic mail address as the Stockholder may hereafter specify in writing to Parent.

4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the date upon which the Company Board makes a Company Board Adverse Recommendation Change, and (c) the Effective Time. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3 Confidentiality. Except to the extent required by applicable Law, the Stockholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed its entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information (a) to its attorneys, accountants, consultants, trustees, beneficiaries and other representatives and (b) to any Affiliate, partner, member, stockholder, parent or subsidiary of Stockholder, provided in each case that the Stockholder informs the Person receiving the information that such information is confidential and such Person is subject to confidentiality obligations at least as restrictive as those contained herein. Neither the Stockholder nor any of its Affiliates (other than the Company, whose actions shall be governed by the Merger Agreement) shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable. The Company is an intended third-party beneficiary of this Section 4.3.

4.4 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.5 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.3 and Section 4.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent of any of its obligations hereunder.

4.6 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement, each party hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of

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Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware (the “Delaware Courts”); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 4.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

4.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

4.10 Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties hereto waives any bond, surety or other security that might be required of any other party with respect thereto.

4.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

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(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

4.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13 Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a holder of Company Shares, and not in the Stockholder’s capacity as a director, officer or employee of Company or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Company in the exercise of his or her fiduciary duties as a director or officer of Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.14 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Organizational Documents, the Merger, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

GRAYBUG VISION, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Name and Title of Signatory, if Signing on Behalf of an Entity)

Address for Notices:

Email:

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Schedule A

Name of Stockholder	No. Shares

Appendix I

§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; and 83 Del. Laws, c. 377, § 22].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger,

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consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

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(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

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(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

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(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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Appendix II

CHAPTER 13. Dissenters’ Rights [1300 - 1313]

(Chapter 13 added by Stats. 1975, Ch. 682.)

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(Amended by Stats. 2019, Ch. 143, Sec. 24. (SB 251) Effective January 1, 2020.)

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

(Amended by Stats. 2012, Ch. 473, Sec. 2. (AB 1680) Effective January 1, 2013.)

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 3. (AB 1680) Effective January 1, 2013.)

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1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(Amended by Stats. 1986, Ch. 766, Sec. 24.)

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 4. (AB 1680) Effective January 1, 2013.)

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

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(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(Amended by Stats. 1986, Ch. 766, Sec. 25.)

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(Repealed and added by Stats. 1975, Ch. 682.)

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(Repealed and added by Stats. 1975, Ch. 682.)

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(Repealed and added by Stats. 1975, Ch. 682.)

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

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(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

(Amended by Stats. 2012, Ch. 473, Sec. 5. (AB 1680) Effective January 1, 2013.)

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(Repealed and added by Stats. 1975, Ch. 682.)

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(Amended by Stats. 1988, Ch. 919, Sec. 8.)

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

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(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

(Amended by Stats. 1988, Ch. 919, Sec. 9.)

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

(Added by Stats. 2002, Ch. 480, Sec. 7. Effective January 1, 2003.)

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Exhibit 10.2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of November 21, 2022, by and between CALCIMEDICA, INC., a Delaware corporation (the “Company”), and the Person set forth on Schedule A hereto (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of the number of shares of Common Stock, $0.0001 par value per share (“Parent Shares”), of GRAYBUG VISION, INC., a Delaware corporation (“Parent”), set forth opposite the Stockholder’s name on Schedule A (all Parent Shares owned by the Stockholder, or hereafter issued to or otherwise acquired, whether beneficially or of record, prior to the termination of this Agreement, as well as shares set forth on Schedule A, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently herewith, the Company, Parent and CAMARO MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

The Stockholder hereby covenants and agrees that:

1.1. Voting of Subject Shares. From and after the date hereof, at every meeting of the holders of Parent Shares (the “Parent Stockholders”), however called, and at every adjournment or postponement thereof, the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Subject Shares (a) in favor of adopting the Merger Agreement and approving the Merger, the other Contemplated Transactions, the Parent Stockholder Matters, and the other actions contemplated by the Merger Agreement, (b) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, and (c) against any Acquisition Proposal with respect to Parent or Merger Sub. The Stockholder (or in the event of a Transfer of Subject Shares permitted under clauses (A) through (K) of Section 1.2 below, the transferee of such Transferred Subject Shares) shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Parent Stockholders.

1.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, prior to the Effective Time, the Stockholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by Law or pursuant to this Agreement on any Subject Shares; (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of, the Subject Shares or any interest therein; (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares; (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares; or (e) take any action that, to the knowledge of the Stockholder, would have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, the Stockholder may (A) Transfer Subject Shares as a bona fide charitable contribution, gift or donation; (B) Transfer the Subject Shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder; (C) Transfer the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder; (D) Transfer the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder; (E) make Transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (F) make Transfers not involving a change in beneficial ownership; (G) if the Stockholder is a trust, Transfer the Subject Shares to any beneficiary of the Stockholder or the estate of any such beneficiary; (H) exercise an option or warrant to purchase Parent Shares or settle a restricted stock unit or other equity award (including a net or cashless exercise of such option or warrant); (I) Transfer Parent Shares to Parent to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of any options, warrants, restricted stock units or other equity awards, as applicable, provided that the underlying Parent Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; (J) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the Transfer of Parent Shares; and (K) Transfer Parent Shares to Parent pursuant to arrangements under which Parent has the option to repurchase such Parent Shares; provided that, with respect to clauses (A) through (G) above, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides the Company with a copy of such agreement promptly upon consummation of any such Transfer; provided, further that no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such Transfer (other than filings made in respect of involuntary Transfers); provided that reasonable notice shall be provided to Parent prior to any such filing and that that the underlying Parent Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

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1.3. Documentation and Information. The Stockholder shall permit and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Parent reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. Parent is an intended third-party beneficiary of this Section 1.3.

1.4. Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. In the event and to the extent that the Stockholder fails to vote the Subject Shares in accordance with Section 1.1 at any applicable meeting of the stockholders of Parent or pursuant to any applicable written consent of the stockholders of Parent, the Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all meetings of Parent Stockholders with respect to any of the matters specified in Section 1.1, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of Parent Stockholders or in connection with any action sought to be taken by written consent of Parent Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Parent Stockholders or in connection with any action sought to be taken by written consent of Parent Stockholders without a meeting. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Parent. The Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2. With respect to any Subject Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder (other than shares beneficially owned by the Stockholder that are held in the name of a bank, broker or nominee), the Stockholder shall take all action necessary to cause the record holder of such Subject Shares to grant the irrevocable proxy and take all other actions provided for in this Section 1.4 with respect to such Subject Shares.

1.5. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to the Stockholder, and the Company will have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein with respect to the Subject Shares and except as otherwise expressly provided in the Merger Agreement.

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1.6. No Solicitation of Transactions. The Stockholder hereby agrees that the Stockholder shall not, directly or indirectly: (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that, to the knowledge of the Stockholder, could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (b) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 1.6) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (d) approve, endorse or recommend any Acquisition Proposal; (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (f) publicly propose to do any of the foregoing. The Stockholder hereby represents and warrants that the Stockholder has read Section 4.4 (Parent Non-Solicitation) of the Merger Agreement and agrees not to engage in any actions prohibited thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to the Company that:

2.1. Organization; Authorization; Binding Agreement. The Stockholder, if not a natural person, is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Stockholder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances (including any restriction on the right to vote or otherwise transfer the Subject Shares), except (a) as provided hereunder or in any lock-up agreement entered into by the Stockholder in connection with the transactions contemplated by the Merger Agreement, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture or repurchase rights of Parent with respect to any Parent Shares granted to the Stockholder under any Parent Benefit Plan of Parent and (d) as provided in the Organizational Documents of Parent. The Subject Shares listed on Schedule A opposite the Stockholder’s name constitute all of the Parent Shares owned by the Stockholder as of the date hereof. Except pursuant to Parent’s Organizational Documents and the right of Parent to purchase or acquire any Parent Shares pursuant to any Parent Benefit Plan of Parent, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. For purposes of this Agreement “Beneficial Ownership” shall be interpreted as defined in Rule 13d-3 under the

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Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities that may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

2.3. Voting Power. The Stockholder has full voting power, with respect to the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth herein, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.4. Reliance. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened in writing against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.6. Non-Contravention. The execution and delivery of this Agreement by the Stockholder and the performance of the transactions contemplated by this Agreement by the Stockholder do not and will not violate, conflict with, or result in a breach of: (a) the organizational documents of such Stockholder, (b) any applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which the Stockholder is subject, or (c) any Contract to which the Stockholder is a party or is bound or to which the Subject Shares are subject, such that it could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Stockholder that:

3.1. Organization; Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The consummation of the transactions contemplated hereby is within the Company’s corporate powers and has been duly authorized by all necessary corporate actions on the part of the Company. The Company has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3. Non-Contravention. The execution and delivery of this Agreement by the Company and the performance of the transactions contemplated by this Agreement by the Company do not and will not violate, conflict with, or result in a breach of: (a) the organizational documents of the Company, (b) any applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which the Company is subject, or (c) any Contract to which the Company is a party or is bound, such that it could reasonably be expected to prevent, delay or impair the ability of the Company to perform the Company’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic mail) and shall be given, (a) if to the Company, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address or electronic mail address set forth on a signature page hereto, or to such other address or electronic mail address as the Stockholder may hereafter specify in writing to the Company.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the date upon which the Parent Board makes a Parent Board Adverse Recommendation Change. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Confidentiality. Except to the extent required by applicable Law, the Stockholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed its entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information (a) to its attorneys, accountants, consultants, trustees, beneficiaries and other representatives and (b) to any Affiliate, partner, member, stockholder, parent or subsidiary of Stockholder, provided in each case that the Stockholder informs the Person receiving the information that such information is confidential and

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such Person is subject to confidentiality obligations at least as restrictive as those contained herein. Neither the Stockholder nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement) shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable. Parent is an intended third-party beneficiary of this Section 4.3.

4.4. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.5. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.3 and Section 4.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that the Company may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve the Company of any of its obligations hereunder.

4.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement, each party hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware (the “Delaware Courts”); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 4.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

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4.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

4.10. Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties hereto waives any bond, surety or other security that might be required of any other party with respect thereto.

4.11. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a holder of Parent Shares, and not in the Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Parent in the exercise of his or her fiduciary duties as a director or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.14. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Parent’s Organizational Documents, the Merger, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CALCIMEDICA, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Name and Title of Signatory, if Signing on Behalf of an Entity)
Address for Notices:

Email:

Schedule A

Name of Stockholder	No. Shares

Exhibit 10.3

Lock-Up Agreement

November 21, 2022

Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) GRAYBUG VISION, INC., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022 (the “Merger Agreement”), with CALCIMEDICA, INC., a Delaware corporation (the “Company”) and CAMARO MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which at the effective time (the “Effective Time”), Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation; and (ii) in connection with the Merger, the stockholders of the Company will receive shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to the willingness of each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees that the Stockholder will not, subject to the exceptions set forth in this letter agreement, during the period commencing upon the Effective Time and ending on the date that is 180 days after the Effective Time (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, including without limitation, Parent Common Stock or such other securities of Parent which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and securities of Parent which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit or other equity award (collectively, Shares”), (b) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise, or (c) make any demand for or exercise any right with respect to the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock, in each case other than:

(i) transfers or dispositions of Shares as bona fide charitable contributions, gifts or donations;

(ii) transfers or dispositions of Shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder;

(iii) transfers or dispositions of Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder;

(iv) transfers of Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder;

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(v) transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement;

(vi) transfers or dispositions not involving a change in beneficial ownership;

(vii) if the Stockholder is a trust, transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary;

(viii) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s capital stock involving a change of control of the Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the restrictions contained in this letter agreement; and

(ix) any sales in open market transactions during the Restricted Period to generate such amount of net proceeds to the Stockholder from such sales (after deducting commissions) in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting and/or settlement of restricted stock units held by the Stockholder that are scheduled to vest and/or settle immediately prior to or during the Restricted Period;

provided, that in each case of clauses (i)-(vii), (a) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be made voluntarily reporting a reduction in beneficial ownership of shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with such transfer or distribution during the Restricted Period (other than any exit filings) and if any filing under the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Parent Common Stock in connection with such transfer or distribution, shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer and (c) the transferee or donee agrees in writing to be bound by the terms and conditions of this letter agreement and either the Stockholder or the transferee or donee provides Parent with a copy of such agreement promptly upon consummation of any such transfer. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Notwithstanding the restrictions imposed by this letter agreement, the Stockholder may (a) exercise an option or warrant to purchase Shares or settle a restricted stock unit or other equity award (including a net or cashless exercise of such option or warrant provided the Shares are transferred to Parent and not sold on the open market) and provided further, that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement, (b) transfer Shares to Parent to cover tax withholding obligations of the Stockholder in connection with the vesting, settlement or exercise of such options, warrants, restricted stock units or other equity awards, as applicable, (c) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares, provided that such plan does not provide for any transfers of Shares during the Restricted Period and, provided further, that, no filing under the Exchange Act or other public announcement shall be made voluntarily in connection with the establishment of such a plan, (d) transfer of Shares to Parent pursuant to arrangements under which Parent has the option to repurchase such Shares or (e) transfer or dispose of Shares acquired on the open market or in a public offering by Parent, in each case, following the date of the Merger Agreement.

Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Stockholder agrees that Parent may issue appropriate “stop transfer” certificates or instructions. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shares:

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THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

Upon the release of any Shares from this letter agreement, Parent will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates or the establishment of book entry positions at the Parent’s transfer agent representing the Shares without the restrictive legend above and the withdrawal of any stop transfer instructions at the Parent’s transfer agent.

The Stockholder understands that each of Parent and the Company is relying upon this letter agreement in proceeding toward consummation of the Merger. The Stockholder further understands that this letter agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

The Stockholder understands that if the Merger Agreement is terminated in accordance with its terms or the board of directors of Parent makes a Parent Board Adverse Recommendation Change, the Stockholder will be released from all obligations under this letter agreement.

This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

[Signature Page Follows]

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Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:

Name:

Title:

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]

Exhibit 99.1

Graybug and CalciMedica Enter into Definitive Merger Agreement

•	Merger to create Nasdaq-listed, clinical-stage biopharmaceutical company focused on advancing CalciMedica’s pipeline of first-in-class product candidates for life-threatening inflammatory diseases

•	Combined company is expected to be funded with cash and cash equivalents of approximately $35 million at closing, with an expected runway into the second half of 2024

•	Phase 2b results in acute pancreatitis for lead product candidate Auxora expected in second half of 2023

•	Companies will host joint webcast on November 22, 2022, at 8:00 a.m. Eastern Time

REDWOOD CITY and LA JOLLA, CA, November 21, 2022 – Graybug Vision, Inc. (Nasdaq: GRAY) (Graybug) and CalciMedica Inc. (CalciMedica) today announced that they have entered into a definitive merger agreement to combine the companies in an all-stock transaction. The combined company will focus on further developing CalciMedica’s lead product candidate Auxora™, a proprietary, intravenous-formulated, small molecule calcium-release activated calcium (CRAC) channel inhibitor, to treat life-threatening inflammatory diseases, such as acute pancreatitis (AP), asparaginase-associated pancreatitis (AAP), acute kidney injury (AKI), and acute hypoxemic respiratory failure (AHRF), for which there are no currently approved therapies. Auxora, which modulates the immune response and protects against tissue cell injury, has been studied in four completed efficacy clinical trials, demonstrating positive and consistent clinical results, as well as a favorable safety profile. Subject to each company’s stockholder approval, the combined company is expected to trade on the Nasdaq Global Market.

With approximately $35 million in cash and cash equivalents anticipated from the combined company, including a private placement financing expected to occur immediately prior to the merger closing, the combined company is expected to have a cash runway into the second half of 2024, funding the advancement of Auxora in AP and AAP through clinical milestones in 2023. The proposed merger is expected to close in the first quarter of 2023.

“After completing a comprehensive strategic review, we determined that the proposed merger with CalciMedica would provide the best return for Graybug stockholders moving forward,” said Frederic Guerard, Pharm.D., Chief Executive Officer of Graybug. “The decision by our management and board of directors to select CalciMedica to be our merger partner will allow our stockholders to participate in a company with a strong clinical-stage pipeline poised to revolutionize treatment for large, underserved patient populations suffering from life-threatening inflammatory diseases worldwide.”

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The combined company plans to advance the development of Auxora through multiple clinical trials and anticipates the following milestones in 2023:

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Results from an ongoing Phase 2b clinical trial (CARPO) in AP patients with systemic inflammatory response syndrome (SIRS) in second half of 2023 — CARPO is a randomized, double-blind, placebo-controlled, dose-ranging trial intended to establish efficacy in AP. It is expected to enroll 216 patients. AP can be a life-threatening condition where the pancreas becomes inflamed, sometimes leading to pancreatic cell death or necrosis, systemic inflammation, and organ failure. There are an estimated 275,000 hospitalizations for AP annually in the United States, of which approximately 40% present with SIRS, which can compromise the function of other tissues or organs, including the lungs, and is responsible for much of the mortality seen in AP. Details of the CARPO trial are available on clinicaltrials.gov (NCT04681066).

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Results from an ongoing investigator-sponsored Phase 1/2 clinical trial (CRSPA) in pediatric patients who develop AAP as a result of treatment with asparaginase for their underlying acute lymphoblastic leukemia (ALL) in first half of 2023 — CRSPA is a Phase 1/2 trial being conducted in pediatric patients with AAP, which is acute pancreatitis resulting from the administration of asparaginase. Treatment with asparaginase triggers the development of AAP in 7-10% of patients with ALL, with more than half of those patients developing pancreatic necrosis. CalciMedica believes that the CRSPA trial has defined an optimal pediatric dose and plans to meet with the U.S. Food and Drug Administration in the first half of 2023 to determine the path forward for a potential accelerated approval of Auxora. Details of the CRSPA trial are available on clinicaltrials.gov (NCT04195347).

“I’m extremely pleased to announce this proposed merger with Graybug, which comes at a pivotal time for our company,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “This transaction will provide us with the financial strength to advance the development of our lead candidate, Auxora, in life-threatening inflammatory illnesses. We have multiple value-driving milestones expected over the next 12 months, including data from our Phase 2b CARPO clinical trial in patients with AP and potential path to accelerated approval for Auxora in AAP. At CalciMedica, we are focused on delivering novel therapies that target CRAC channel inhibition to underserved patients with life-threatening inflammatory diseases for which no approved therapies exist. This transaction serves as a significant next step in the advancement of our important mission.”

About the Proposed Transaction, Management and Organization

Graybug equity holders are expected to collectively own approximately 29% of the combined company, and pre-merger CalciMedica equity holders are expected to collectively own approximately 71% of the combined company, in each case, on a fully diluted basis using the treasury stock method. The percentage of the combined company that Graybug’s equity holders will own as of the close of the transaction is subject to certain adjustments as described in the merger agreement, including an adjustment based on the amount of Graybug’s net cash at closing.

Following the merger, the combined company will be headquartered in La Jolla, California and Rachel Leheny, PhD, will serve as Chief Executive Officer of the combined company. The merger agreement provides that the board of directors of the combined company will be composed of seven members, five selected by CalciMedica and two selected by Graybug.

The merger agreement has been unanimously approved by the boards of directors of both companies and is subject to the approvals by the stockholders of each company and other customary closing conditions.

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Piper Sandler is serving as financial advisor and Fenwick & West LLP is serving as legal counsel to Graybug. Oppenheimer & Co. Inc. is serving as financial advisor and Cooley LLP is serving as legal counsel to CalciMedica.

Investor Conference Call Information

The companies will host a conference call and webcast presentation to discuss the proposed transaction as well as CalciMedica’s technology and pipeline on Tuesday, November 22, 2022, at 8:00 a.m. ET. The live webcast and associated presentation can be accessed on the Investors and Media section of Graybug’s website at https://investors.graybug.vision/news-events/events-presentations and CalciMedica’s website at https://calcimedica.com/events, along with an archived replay following the live event.

About Graybug

Graybug is a clinical-stage biopharmaceutical company focused on developing transformative medicines for ocular diseases. Founded in 2011 based on technology licensed from the Johns Hopkins University School of Medicine, Graybug has offices in Redwood City, CA, and Baltimore, MD. For more information, please visit www.graybug.vision.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company focused on developing first-in-class therapies for life-threatening inflammatory diseases with high unmet need. CalciMedica’s proprietary technology targets the inhibition of CRAC channels designed to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory diseases for which there are currently no approved therapies. CalciMedica’s lead product candidate Auxora, a proprietary, intravenous-formulated CRAC channel inhibitor, has demonstrated positive and consistent clinical results and a favorable safety profile in four completed efficacy clinical trials. Auxora is in development for acute pancreatitis and asparaginase-associated pancreatitis. CalciMedica was founded by scientists from TorreyPines Therapeutics and the Harvard CBR Institute for Biomedical Research, and is headquartered in La Jolla, CA. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, statements regarding expected timing, approval, completion, effects and potential benefits of the proposed merger and transactions contemplated by the merger agreement, including the private placement; the expected cash and cash equivalents of the combined company at closing; including the expected cash runway and ability of such capital to provide sufficient funding for the advancement of Auxora in AP and AAP through clinical milestones in 2023; the expected ownership percentages in the combined company; the expected management team and board of directors of the combined company; the design and potential benefits of Auxora; CalciMedica’s plans and expected timing for developing its product candidates and potential benefits of its product candidates, including its plans to approach the FDA regarding accelerated approval for Auxora, the timing thereof and optimism regarding the support therefor; and the development and outcomes of CARPO and CRSPA trial programs, including the milestones, data announcements, and any other potential results related thereto. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Graybug’s and CalciMedica’s expectations and beliefs regarding these matters may not materialize. Actual

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outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the merger and the transactions contemplated by the merger agreement in a timely manner or at all; the satisfaction (or waiver) of closing conditions to the consummation of the merger, including but not limited to those with respect to: the approval of Graybug’s stockholders; potential delays in consummating the merger, and the ability of the combined company to timely and successfully achieve the anticipated benefits of the merger; the impact of health epidemics, including the COVID-19 pandemic, or fluctuations in global financial markets on the parties’ respective businesses and the actions the parties may take in response thereto; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the merger on Graybug’s or CalciMedica’s business relationships, operating results and business generally; costs related to the merger; the outcome of any legal proceedings that may be instituted against Graybug, CalciMedica or any of their respective directors or officers related to the merger agreement or the transactions contemplated thereby; CalciMedica’s ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; and economic, business, competitive, and/or regulatory factors affecting the businesses of Graybug and CalciMedica generally. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Graybug’s most recent filings with the Securities and exchange commission (“SEC”), including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on Graybug’s web page at https://investors.graybug.vision/ by clicking on the link “Financials and Filings.”

Important Additional Information

In connection with the merger, Graybug intends to file with the SEC preliminary and definitive proxy statements relating to the proposed merger and any other relevant documents. The definitive proxy statement will be mailed to Graybug’s stockholders determined as of a record date, which is to be established for voting on the proposed merger and any other matters to be voted on at the special meeting. Before making any voting decision, investors and security holders are urged to read the preliminary and definitive proxy statements, any amendments, or supplements thereto, and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statements when they become available because they will contain important information about Graybug, CalciMedica and the proposed merger. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s web site at www.sec.gov, on Graybug’s website at https://investors.graybug.vision/ or by contacting Graybug’s Investor Relations via email at IR@graybug.vision or by telephone at (650) 487-2409.

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No Offer or Solicitation

This communication will not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Graybug and its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from the stockholders of Graybug in connection with the proposed merger and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive proxy statements (when available). Additional information regarding such directors and executive officers is included in Graybug’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Graybug’s stockholders in connection with the proposed merger and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive proxy statements (when available) for the merger.

These documents are available free of charge as described in the preceding paragraph.

Graybug Contacts:

Investor Contact IR@graybug.vision (650) 487-2409	Media Contact media@graybug.vision (404) 384-0067

CalciMedica Contacts:

Investors and Media

Argot Partners

Sarah Sutton/Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902

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